Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

among

HAYMAKER RESOURCES, LP,

HAYMAKER SERVICES, LLC

and

KIMBELL ROYALTY PARTNERS, LP

Dated as of May 28, 2018

i

4.13	No Cost-Bearing Interests	45
4.14	No Employees or Plans	45
4.15	Bank Accounts	46
4.16	Bankruptcy	46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		46
5.1	Organization of Buyer	46
5.2	Authorization; Enforceability	46
5.3	No Conflict; Consents	47
5.4	Capitalization	47
5.5	No Integration	48
5.6	No Stabilization	48
5.7	Litigation	48
5.8	Financial Statements	48
5.9	Independent Registered Public Accounting Firm	49
5.10	Controls and Procedures; Listing	49
5.11	Contracts	50
5.12	Absence of Certain Changes	50
5.13	Taxes	50
5.14	Environmental Matters	51
5.15	Form S-3 Eligibility	51
5.16	Brokers’ Fees	52
5.17	Financial Ability	52
5.18	Distribution Restrictions	53
5.19	Securities Law Compliance	53
5.20	Exemptions from Securities Laws	53
5.21	Sarbanes-Oxley	53
5.22	Investment Company Status	53
5.23	BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER	54

ARTICLE 6 COVENANTS		55
6.1	Conduct of Seller’s Business	55
6.2	Conduct of Buyer’s Business	57
6.3	Access; Confidentiality	59
6.4	Books and Records	59
6.5	Insurance	60
6.6	Further Assurances	60
6.7	Publicity	60
6.8	Fees and Expenses; Transfer Taxes	60
6.9	Taxes	61
6.10	Confidentiality	63
6.11	Notices to Escrow Agent	64
6.12	Company Indebtedness	64
6.13	Affiliate Contracts	64
6.14	Financing; Financial Statements	64
6.15	No Shop	68
6.16	Lock-Up	69

6.17	Election; Voting Agreements	69
6.18	Additional Listing Application	71
6.19	Delivery of Interim Financial Statements	71
6.20	Transition Services Agreement	71

ARTICLE 7 CONDITIONS TO CLOSING		72
7.1	Conditions to Obligations of Buyer to Closing	72
7.2	Conditions to the Obligations of Seller to Closing	73

ARTICLE 8 TERMINATION		74
8.1	Termination	74
8.2	Effect of Termination	75
8.3	Remedies for Termination	75

ARTICLE 9 INDEMNIFICATION		77
9.1	Survival of Representations, Warranties and Covenants	77
9.2	Indemnification in Favor of Buyer	77
9.3	Indemnification Obligations of Buyer	78
9.4	Indemnification Procedure	79
9.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	80
9.6	Limits of Liability	81
9.7	Sole and Exclusive Remedy	82
9.8	Compliance with Express Negligence Rule	82
9.9	Insurance Proceeds	83
9.10	Tax Treatment of Indemnity Payments	83
9.11	Damages Waiver	83

ARTICLE 10 OTHER PROVISIONS		83
10.1	Notices	83
10.2	Assignment	84
10.3	Rights of Third Parties	84
10.4	Counterparts	85
10.5	Entire Agreement	85
10.6	Disclosure Schedules	85
10.7	Amendments	85
10.8	Severability	85
10.9	Specific Performance	85
10.10	No Recourse to Financing Sources	86
10.11	Governing Law; Jurisdiction	86
10.12	No Recourse	87
10.13	No Joint Obligations	87
10.14	Legal Representation	88

List of Exhibits:

Exhibit A-1	Properties
Exhibit A-2	Wells
Exhibit B	Covered Counties/Parishes
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Buyer Officer’s Certificate
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Debt Commitment Letter
Exhibit I	Series A Preferred Unit Purchase Agreement
Exhibit J	Form of Voting Agreement

Schedules:

Schedule 1.1	Beneficial Title
Schedule 2.5(b)	Notification Persons
Schedule 2.6(b)	Resignation Persons
Schedule 3.3	Seller Conflicts
Schedule 4.2	Acquired Company Conflicts
Schedule 4.4	Litigation
Schedule 4.5(a)	Audited Financial Statements
Schedule 4.5(e)	Revenue and Production Volume Summary
Schedule 4.6(b)	Certain Changes
Schedule 4.8(a)	Seller Material Contracts
Schedule 4.12	No Transfers
Schedule 4.15	Bank Accounts
Schedule 5.3	Buyer Conflicts
Schedule 5.4(b)	Buyer Subsidiaries
Schedule 5.7	Buyer Litigation
Schedule 5.12(b)	Certain Buyer Changes
Schedule 5.18	Distribution Restrictions
Schedule 6.1	Conduct of Seller’s Business
Schedule 6.2	Conduct of Buyer’s Business
Schedule 6.13	Affiliate Contracts
Schedule 6.17	LTIP Sample Calculation
Schedule 9.2(a)(v)	Specified Liabilities

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2018 (the “Execution Date”), is among Haymaker Resources, LP, a Delaware limited partnership (“Seller”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”) and, solely for the purpose of Section 6.20, Haymaker Services, LLC, a Delaware limited liability company (“Services”). Seller, Buyer and Services are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the sole limited partner of Haymaker Properties, LP, a Delaware limited partnership (the “Acquired Partnership”), and owns all of the issued and outstanding limited partner interests (the “Limited Partner Interests”) of the Acquired Partnership;

WHEREAS, Seller is the sole member of Haymaker Properties GP, LLC, a Delaware limited liability company and the sole general partner of the Acquired Partnership (the “Acquired General Partner” and, together with the Acquired Partnership, the “Acquired Companies”), and owns all of the issued and outstanding membership interests (the “Membership Interests” and, together with the Limited Partner Interests, the “Acquired Interests”) of the Acquired General Partner; and

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, on and subject to the terms and conditions of this Agreement: (i) the Limited Partner Interests and (ii) the Membership Interests, through the purchase directly from Seller of the Acquired Interests in exchange for the consideration described in this Agreement;

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1                               Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Companies” is defined in the recitals of this Agreement.

“Acquired General Partner” is defined in the recitals of this Agreement.

“Acquired Interests” is defined in the recitals of this Agreement.

“Acquired Partnership” is defined in the recitals of this Agreement.

“Additional Listing Application” is defined in Section 6.18.

“Adjusted Cash Purchase Price” is defined in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property or Well, the portion of the Unadjusted Purchase Price attributable to such Well as set forth on Exhibit A-2 or such Property as set forth on Exhibit A-1.

“Allocation” is defined in Section 2.10(a).

“Alternate Financing” is defined in Section 6.14(c).

“Assessment” is defined in Section 6.3(a).

“Asset Taxes” means production, severance, sales, use, occupation, ad valorem, property, excise, real estate, personal property, state withholding, personal property or similar Taxes based upon the ownership of the Company Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assignment Agreement” is defined in Section 2.6(b)(i).

“Audited Financial Statements” is defined in Section 4.5(a).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Company Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated (a) prior to the General Escrow First Release Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the General Escrow First Release Date and prior to the General Escrow Second Release Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Seller Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which any Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Buyer Credit Agreement” is defined in Section 5.18.

“Buyer Entitlements” is defined in Section 2.11(a).

“Buyer Financial Statements” is defined in Section 5.8.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.4, 5.13 and 5.16.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer Losses” is defined in Section 9.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer and its subsidiaries taken as a whole or (ii) the performance of Buyer’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer and its subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer and its subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Seller or with the written consent of Seller, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 5.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer and its subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer and its subsidiaries relative to other participants in the industries in which Buyer and its subsidiaries participate.

“Buyer Obligations” is defined in Section 2.11(a).

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Buyer’s Auditor” is defined in Section 6.14(e).

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Acquired Companies in bank accounts, segregated accounts, lock boxes or otherwise in the possession of the Acquired Companies as of 12:01 a.m. Central Time on such date, including any deposits with financial institutions.

“Cash Escrow Amount” is defined in Section 2.8(a).

“Cash Purchase Price Adjustment” is defined in Section 2.2(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Statement” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 5.8.

“Common Units” means common units representing limited partner interests in Buyer of the same class of common limited partner interests as is currently outstanding as of the Execution Date, with all rights, privileges and preferences applicable to such class.

“Company Assets” means the assets, rights and interests owned by the Acquired Companies, including the Company Oil and Gas Properties and the Records, but excluding the Excluded Assets.

“Company Indebtedness” means all (a) outstanding Indebtedness for Borrowed Money of the Acquired Companies, including Indebtedness for Borrowed Money under the Credit Agreement and (b) the Dollar value of any Liens that have been placed on the Company Assets in respect of outstanding Indebtedness for Borrowed Money of any Affiliate of the Acquired Companies, in each case contemporaneously with the Closing.

“Company Material Adverse Effect” means, with respect to the Acquired Companies, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of the Acquired Companies taken as a whole or (ii) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Acquired Companies operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer as purchaser of the Acquired Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the written consent of Buyer, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Sections 3.3 and 4.2); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Company Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Company Assets; or (i) natural declines in Well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies participate.

“Company Oil and Gas Properties” means all of the Acquired Companies’ right, title and interest in, to and under, or derived from, any Oil and Gas Properties.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 5, 2017, by and between Buyer and Services.

“Consents” is defined in Section 2.5(b)(i).

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Contribution” is defined in Section 2.10(b).

“Covered Counties/Parishes” means the counties or parishes described on Exhibit B.

“Credit Agreement” means that certain Credit Agreement, dated as of January 29, 2016, by and among Haymaker Resources, LP, Haymaker Properties GP, LLC, Haymaker Properties, LP, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent and letter of credit issuer, and each other letter of credit issuer from time to time party thereto, as amended from time to time.

“Curable Property” is defined in Section 2.5(d)(i)(B).

“Cure Period” is defined in Section 2.5(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Oil and Gas Properties, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Debt Commitment Letter” means the executed commitment letter (together with all of its exhibits, schedules, annexes, supplements and amendments thereto) from the applicable Debt Financing Sources attached hereto as Exhibit H, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Debt Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide Buyer the Debt Financing set forth therein.

“Debt Financing” means the debt financing set forth in the Debt Commitment Letter, pursuant to the terms of the Debt Commitment Letter.

“Debt Financing Sources” means the lending parties to the Debt Commitment Letter, including any lending parties who become party thereto by joinder or otherwise.

“Defensible Title” means such right, title and interest of the Acquired Companies in and to the applicable Company Oil and Gas Properties that is of record or title evidenced by legally enforceable unrecorded instruments or any Contract or Lease listed on Schedule 1.1 that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit A-2, entitles the Acquired Companies to receive not less than the Net Revenue Interest for such Well shown on Exhibit A-2,

whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement;

(b) with respect to each Property shown on Exhibit A-1, entitles the Acquired Companies to receive not less than the Net Royalty Acres for such Company Oil and Gas Property shown on Exhibit A-1, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement; and

(c) is free of Liens.

“Disclosure Schedules” means the disclosure schedules of Buyer and Seller attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” is defined in Section 5.23(b).

“Effective Time” means 12:01 a.m. Central Time on April 1, 2018.

“Election” is defined in Section 6.17(a).

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Equity Financing” means the investment of the cash amounts into Buyer set forth in the Preferred Unit Purchase Agreement, pursuant to the terms of the Preferred Unit Purchase Agreement.

“Equity Financing Sources” means the investor parties to the Preferred Unit Purchase Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the date of this Agreement, by and among Buyer, Seller and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the Excluded Records, the name “Haymaker” and other trademarks, service marks and trade names owned or held for use by Seller or its Affiliates and any derivation thereof.

“Excluded Records” is defined in the definition of “Records.”

“Execution Date” is defined in the preamble to this Agreement.

“Fee Letter” means the fee letter that relates to the Debt Financing, as amended, supplemented or replaced in compliance with this Agreement.

“Final Closing Statement” is defined in Section 2.9(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer or Seller (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.9 or (c) a closing agreement binding in respect of the claim has been executed by Buyer, on behalf of the Buyer Indemnified Parties, and Seller, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.9(a).

“Finance Related Parties” is defined in Section 10.10.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Annex II of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent set forth in Sections 2.03 through 2.05 of the Preferred Unit Purchase Agreement.

“Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

“Fraud” means a final determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive fraud, against the other Party with respect to the statements and information contained in Article 3, Article 4 or Article 5, as applicable, or any certificate delivered by a Party pursuant to Section 2.6(b)(iii) or 2.6(c)(i) with the specific intent to deceive and mislead such other Party.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Escrow Account” means the escrow account created pursuant to the Escrow Agreement with respect to the General Escrow Balance.

“General Escrow Balance” means the Cash Escrow Amount and the Indemnity Escrow Units and any interest or other amounts earned on any portion thereof while such portion is held in the General Escrow Account.

“General Escrow First Release Date” is defined in Section 9.5(c)(i).

“General Escrow Second Release Date” is defined in Section 9.5(c)(ii).

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

“GP Interests” is defined in Section 4.3(a).

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“HM Purchase Agreement” is defined in Section 10.13.

“HM Purchase Agreement Termination” means a termination of the HM Purchase Agreement by the “Seller” (as defined in the HM Purchase Agreement) pursuant to Section 8.1(d) thereof.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated).

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Deductible” means an amount equal to one percent (1%) of the Unadjusted Purchase Price.

“Indemnity Escrow Units” is defined in Section 2.8(b).

“Independent Accountant” is defined in Section 2.9(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.9(b).

“Information Statement” is defined in Section 6.17(a).

“Interim Period” means the period from and including the Effective Time and ending on 12:01 a.m. Central Time on the Closing Date.

“IRS” means Internal Revenue Service of the United States.

“Joint Instruction Letter” is defined in Section 2.8(e).

“K&E LLP” is defined in Section 10.14.

“Knowledge” means (a) as to Seller, the actual knowledge of Karl Brensike, Vasilis Mouratoff, Doug Collins, Darin Zanovich and Nida Khan and (b) as to Buyer, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor, Matt Daly and Jeff McInnis, in each case without requirement of investigation or inquiry.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Lease” is defined in Section 6.1(b)(xiii).

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Limited Partner Interests” is defined in the recitals of this Agreement.

“Lock-Up Period” is defined in Section 6.16.

“Losses” is defined in Section 9.2(b).

“LTIP” is defined in Section 6.17(a).

“Membership Interests” is defined in the recitals of this Agreement.

“Net Mineral Acres” means, for each Company Oil and Gas Property, (a) other than with respect to an overriding royalty interest, (i) the number of gross surface acres covered by such Company Oil and Gas Property, multiplied by (ii) the Acquired Companies’ undivided interest in and to the Hydrocarbons in, under and which may be produced from such Company Oil and Gas Property and (b) with respect to an overriding royalty interest, (i) the number of gross surface acres of land covered by the oil and gas lease for such overriding royalty interest, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such oil and gas lease, multiplied by (iii) the aggregate undivided working interest in such oil and gas lease owned by the lessee burdened by the applicable overriding royalty interest.

“Net Revenue Interest” means, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all applicable royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Royalty Acre” means:

(a) for Company Oil and Gas Properties other than an overriding royalty interest, (i) the number of Net Mineral Acres for such Company Oil and Gas Property, multiplied by (ii) lessor’s royalty percentage under such lease, expressed on an 8/8ths basis to such lease, divided by (iii) 1/8th; and

(b) for Company Oil and Gas Properties that are overriding royalty interests, (i) the number of Net Mineral Acres covered by such oil and gas lease, multiplied by (ii) the overriding royalty decimal in such oil and gas lease expressed on an 8/8ths to the lease tract basis, divided by (iii) 1/8th.

By way of illustration: (i) if the Acquired Companies own a Company Oil and Gas Property, other than an overriding royalty interest, that contains ten (10) Net Mineral Acres, and (ii) the Acquired Companies’ mineral interest in such Company Oil and Gas Property provides for a twenty percent (20%) lessor royalty, then the Acquired Companies own sixteen (16) Net Royalty Acres in such Company Oil and Gas Property (10 x .2 / (1/8th)); and (i) if the Acquired Companies own an overriding royalty interest in an oil and gas lease in respect of a Company Oil and Gas Property that covers ten (10) Net Mineral Acres, and (ii) the Acquired Companies have a five percent (5%) of 8/8ths overriding royalty therein, then the Acquired Companies own four (4) Net Royalty Acres in respect of such oil and gas lease (10 x .05 / (1/8th)).

“New Debt Commitment Letter” is defined in Section 6.14(c).

“Non-Recourse Party” is defined in Section 10.12.

“Notice of Disagreement” is defined in Section 2.9(a).

“Notices” is defined in Section 10.1.

“Oil and Gas Properties” means all fee mineral interests, royalty interests, overriding royalty interest, net profits interests, non-participating royalty interests and all other mineral interests, whether or not relating to Hydrocarbons, in and to the lands located in the Covered Counties/Parishes, including the lands on which the Wells are located (each, a “Property” and collectively, the “Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including, without limitation, all the Acquired Companies’ executive rights and other rights and interests associated therewith and incidental thereto.

“OPA90” means the Federal Oil Pollution Act of 1990.

“Operating Expenses” means all operating expenses of the Acquired Companies, including those attributable to the Company Assets and capital expenditures incurred by the Acquired Companies in the ownership of the Company Assets in the ordinary course of business, including overhead costs of the Acquired Companies charged to the Company Assets as reflected in the applicable Audited Financial Statements, but excluding Taxes.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Payoff Amount” is defined in Section 6.12.

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to payment of an amount of Indemnity Escrow Units hereunder.

“Permitted Encumbrances” means any of the following:

(a)                                 Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller or the Acquired Companies and for which adequate reserves have been established in accordance with GAAP;

(b)                                 any Customary Post-Closing Consents;

(c)                                  any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.5(b);

(d)                                 all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) do not reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(e)                                  the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(f)                                   defects based solely on lack of information in Seller’s files;

(g)                                  defects based on a gap in Seller’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(h)                                 defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Properties or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(i)                                     defects based solely on the failure to record overriding royalty interests in federal or state Leases, or any assignments thereof in the real property, conveyance or other records of the county in which such Lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(j)                                    all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(k)                                 any Lien or encumbrance on or affecting the Company Oil and Gas Properties which is released or discharged by Seller and no longer burden the Company Oil and Gas Properties at or prior to Closing;

(l)                                     defects waived in writing by Buyer;

(m)                             all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(n)                                 any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the date of this Agreement, insofar as such does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interest as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(o)                                 rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(p)                                 delay or failure of any Governmental Authority to approve the assignment of any mineral interest to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(q)                                 lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(r)                                    the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(s)                                   as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates or repudiates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor have the Acquired Companies received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(t)                                    lack of a division order covering any Company Oil and Gas Property (including portions of an Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Acquired Companies’ Net Revenue Interests as to any Well below that shown on Exhibit A-2 or reduce the Acquired Companies’ Net Royalty Acres as to any Property below that shown on Exhibit A-1;

(u)                                 any defect or irregularity resulting from Seller’s conduct of business in compliance with this Agreement;

(v)                                 any matters expressly shown on Exhibit A-1 or Exhibit A-2;

(w)                               any matters shown on Schedule 4.4; and

(x)                                 all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Company Assets in any manner.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferential Rights” is defined in Section 2.5(b)(i).

“Preferred Unit Purchase Agreement” means the executed Series A Preferred Unit Purchase Agreement (together with all of its exhibits, schedules, annexes, supplements and amendments thereto) executed by the applicable Equity Financing Sources and Buyer substantially in the form attached hereto as Exhibit I, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which such Equity Financing Sources have committed, subject only to the Financing Conditions set forth therein, to provide Buyer the Equity Financing set forth therein.

“Privileged Communications” is defined in Section 10.14.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property” and “Properties” are defined in the definition of “Oil and Gas Properties.”

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Acquired Companies relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with Seller (other than title opinions) or to disclosure restrictions (provided, that Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by the Acquired Companies of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (c) items that relate solely to Seller’s conduct of the sale process of the Acquired Companies (including all bid materials from potential purchasers and Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Property that is transferred to Seller or its designated Affiliate in accordance with Section 2.5 and (e) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Acquired Companies’ or their Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.6(b)(vi).

“Release Letters” is defined in Section 6.12.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” with respect to a Company Oil and Gas Property, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Company Oil and Gas Property, (b) the transfer being null and void as to such

Company Oil and Gas Property (whether automatically or at the election of the holder thereof), or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“SEC Documents” is defined in Section 5.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble to this Agreement.

“Seller Cap” means, as of any given time of determination, the amount of the General Escrow Balance then outstanding.

“Seller Entitlements” is defined in Section 2.11(a).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 3.7, 4.1, 4.3, 4.7 and 4.11.

“Seller Holders” is defined in Section 2.2.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Seller Losses” is defined in Section 9.3(b).

“Seller Material Contract” is defined in Section 4.8(a).

“Seller Obligations” is defined in Section 2.11(a).

“Seller Related Parties” is defined in Section 10.10.

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Series A Preferred Units” means Buyer’s Series A Cumulative Convertible Preferred Units representing limited partner interests in Buyer pursuant to the Preferred Unit Purchase Agreement.

“Special Warranty of Title” is defined in Section 4.11.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Tax Representations” means the representations and warranties set forth in Sections 4.7 and 5.13.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental

Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Third Party” means any Person other than (a) Seller or any of its Affiliates or (b) Buyer or any of its Affiliates.

“Third Party Acquisition” is defined in Section 6.15(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means that the Acquired Companies’ Net Royalty Acres in any Property and/or Net Revenue Interest in any Well is greater than that shown on Exhibit A-1 or Exhibit A-2, as applicable.

“Title Benefit Value” is defined in Section 2.5(e)(i).

“Title Claim Date” is defined in Section 2.5(d)(i)(A).

“Title Consultant” is defined in Section 2.5(d)(ii)(C).

“Title Defect” means any encumbrance or other defect, except for the Permitted Encumbrances, that causes the Acquired Companies to not have Defensible Title to a Company Oil and Gas Property as of the Closing Date.

“Title Defect Deductible” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Notice” is defined in Section 2.5(d)(i)(A).

“Title Defect Threshold” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Value” is defined in Section 2.5(d)(i)(D).

“Title Dispute” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.5(d)(ii)(A).

“Transaction Documents” means the Registration Rights Agreement, the Transition Services Agreement, the Escrow Agreement, the Assignment Agreement, each Voting Agreement and the other agreements, document, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Taxes” is defined in Section 6.8(b).

“Transition Services Agreement” is defined in Section 2.6(b)(vii).

“Unadjusted Cash Purchase Price” is defined in Section 2.2.

“Unadjusted Common Unit Consideration” is defined in Section 2.2

“Unadjusted Purchase Price” is defined in Section 2.2.

“Unaudited Financial Statements” is defined in Section 4.5(b).

“United States” means the United States of America.

“Voting Agreement” is defined in Section 2.6(b)(ix).

“VWAP” per Common Unit on any trading day shall mean the per share volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per share of Common Units on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Seller for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the Unadjusted Purchase Price.

“Wells” means any and all Hydrocarbon wells described on Exhibit A-2.

1.2                               Rules of Construction.

(a)                                 All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)                                  The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)                                 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)                                  All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE 2
Purchase and Sale; Closing; Escrow

2.1                               Purchase and Sale of Acquired Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, assume and acquire from Seller, at the Closing, the Acquired Interests.

2.2                               Consideration; Adjustment of Cash Purchase Price at Closing. In consideration for the sale, transfer, assignment, conveyance and delivery of the Acquired Interests and the other covenants and agreements of Seller hereunder, Buyer agrees to pay to Seller (i) one hundred and twenty six million Dollars ($126,000,000) in cash (the “Unadjusted Cash Purchase Price”) and (ii) six million Common Units (the “Unadjusted Common Unit Consideration”) (the Unadjusted Cash Purchase Price and the Unadjusted Common Unit Consideration collectively, the “Unadjusted Purchase Price”; provided that for purposes of calculating the Dollar value of the Unadjusted Purchase Price, the value of the Unadjusted Common Unit Consideration shall be calculated by multiplying the Unadjusted Common Unit Consideration by $18.50), subject to adjustment, without duplication, as set forth herein. The Common Units comprising the Unadjusted Common Unit Consideration shall be allocated among and issued to the Persons (the “Seller Holders”) set forth in a written notice to be delivered to Buyer by Seller no later than five (5) Business Days prior to the Closing Date; provided that the right of each Seller Holder (other than Seller) to receive the Unadjusted Common Unit Consideration shall be conditioned on delivery of a Voting Agreement as set forth in Section 2.6(b)(ix). The number of Common Units issued to the Seller Holders at the Closing shall be equitably adjusted in the event of unit split, combination, re-

classification, recapitalization, exchange, unit dividend or other distribution payable in Common Units with respect to the Common Units that occurs prior to Closing. The Parties acknowledge and agree that the Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the Company Assets as set forth on Exhibit A-1 and Exhibit A-2. At Closing, the Unadjusted Cash Purchase Price shall be adjusted as follows:

(a)                                 The Unadjusted Cash Purchase Price shall be increased by the sum of the following, without duplication:

(i)                                     the amount equal to the Cash Amount as of the Closing Date;

(ii)                                  the amount equal to all Operating Expenses paid by Seller or the Acquired Companies that are attributable to the Acquired Companies or the Company Assets from and after the Effective Time, whether paid before or after the Effective Time;

(iii)                               the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer or the Acquired Companies (and not otherwise distributed to Seller) attributable to the period before the Effective Time (calculated in accordance with GAAP and without duplication of any amounts attributable to the Cash Amount), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iv)                              the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller; and

(v)                                 any other amount otherwise explicitly agreed upon in writing by Seller and Buyer.

(b)                                 The Unadjusted Cash Purchase Price shall be decreased by the sum of the following, without duplication:

(i)                                     the amount equal to all Operating Expenses paid by Buyer or the Acquired Companies (to the extent the Acquired Companies have not paid such amounts prior to Closing) that are attributable to the Acquired Companies or the Company Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)                                  the amount equal to the revenues, income, proceeds, receipts and credits received by Seller attributable to the period on or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)                               the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.5(e)).

(iv)                              an amount equal to the portion of the Payoff Amount funded by or on behalf of Buyer (but not by or on behalf of Seller) to the applicable Persons pursuant to the terms of the Release Letters in accordance with the third sentence of Section 2.3(a);

(v)                                 an amount equal to the Seller Transaction Expenses paid by or on behalf of Buyer (but not by or on behalf of Seller) pursuant to Section 2.3(b) or payable by Buyer or any Acquired Company, if any;

(vi)                              the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer; and

(vii)                           any other amount otherwise agreed upon in writing by Seller and Buyer.

(c)                                  The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be referred to as the “Cash Purchase Price Adjustment.” The Unadjusted Cash Purchase Price as adjusted by the Cash Purchase Price Adjustment shall be referred to as the “Adjusted Cash Purchase Price.”

(d)                                 At Closing, the number of Common Units comprising the Unadjusted Common Unit Consideration to be issued to the Seller Holders shall be decreased pro rata among the Seller Holders by the Indemnity Escrow Units delivered to the Escrow Agent at Closing. Any fractional units resulting from this Agreement shall be rounded up to the nearest whole Common Unit.

2.3                               Repayment of Company Indebtedness; Payment of Transaction Expenses.

(a)                                 Subject to the terms of this Section 2.3(a), the Payoff Amount shall be borne solely and entirely by Seller. At the Closing, Seller shall cause the applicable portion of the Payoff Amount to be paid to the applicable Persons pursuant to the terms of the Release Letters; provided, however, that if requested by Seller, Buyer shall wire a portion of the Unadjusted Cash Purchase Price at Closing directly to the applicable lenders to pay all or a portion of the Payoff Amount, as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by or on behalf of Buyer (in accordance with this sentence) shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(iv).

(b)                                 Subject to the terms of this Section 2.3(b), the Buyer Transaction Expenses shall be borne solely and entirely by Buyer. The Seller Transaction Expenses shall be borne solely and entirely by Seller; provided, however, that if requested by Seller, Buyer shall at Closing fund all or a portion of the Seller Transaction Expenses on behalf of Seller and its applicable Affiliates by wire transfer of immediately available funds to the account (or accounts), as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by Buyer shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(v).

(c)                                  Buyer shall treat any amounts it pays relating to Seller Transaction Expenses pursuant Section 2.3(b) as part of the Unadjusted Purchase Price for U.S. federal income and any other applicable Tax purposes (and therefore included in the basis of the Company Assets acquired for such purposes) and will not take any Tax deduction for such amounts.

2.4                               Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of the Adjusted Cash Purchase Price calculated pursuant to Section

2.2, which statement shall include in reasonable detail Seller’s good faith estimate of the Cash Amount as of the Closing Date, the amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) (as applicable), the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller (if any), the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer (if any), the portion of the Payoff Amount to be directly funded by Buyer pursuant to Section 2.3(a) and the amount of any Seller Transaction Expenses to be directly paid by Buyer pursuant to Section 2.3(b). If Buyer disputes any item in the Closing Statement, Buyer shall so notify Seller within two (2) Business Days prior to the Closing Date and Seller and Buyer shall use their commercially reasonable efforts to agree on the Closing Statement; provided, that if Seller and Buyer are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Seller will be used to adjust the Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

2.5                               Title Review.

(a)                                 To allow Buyer to conduct due diligence with respect to the Company Assets, Seller shall make the Records available in accordance with Section 6.3 to Buyer, and Buyer’s authorized Representatives, in a virtual data room and/or at Seller’s election, at Seller’s applicable office(s), at mutually agreeable times before Closing. With Seller’s permission, Buyer may photocopy the Records at its sole expense.

(b)                                 Preferential Rights and Consents to Assign.

(i)                                     Notices to Holders. If the conveyance of the Acquired Interests would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practical (and in any event, within ten (10) Business Days after the date of this Agreement), Seller shall: (A) notify the holders of the Preferential Rights and Consents identified on Schedule 2.5(b) that it intends to transfer the Company Assets to Buyer; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the Company Assets to which they are entitled; (C) in the case of such Preferential Rights, request the holders of such Preferential Rights to waive their right to purchase the affected Company Asset; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Company Asset to Buyer. Before Closing, Seller shall notify Buyer whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements. If any Preferential Rights are exercised, the portion of the Company Assets burdened by the exercised Preferential Right shall be assigned by the Acquired Companies back to Seller and excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Company Assets.

(ii)                                  Remedies. Before Closing, Buyer and Seller shall use commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights encumbering the conveyance of the Company Assets; provided that neither Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. If Seller is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Company Asset subject to such Preferential Right or Required Consent shall be assigned by the Acquired Companies back to Seller and excluded from Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of such Company Asset. After Closing, Seller shall attempt to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and un-waived Preferential Rights, and Buyer shall provide reasonable assistance to Seller. In the event after Closing but before the Final Settlement Date Seller is able to obtain a Required Consent or waiver of a Preferential Right affecting a Company Asset which was excluded from Closing pursuant to this Section 2.5(b), then within ten (10) days of Buyer’s receipt of such Required Consent or wavier of Preferential Right Seller shall convey the Company Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer and Seller, and Buyer shall pay Seller the amount by which the Unadjusted Cash Purchase Price was reduced at Closing for such Company Asset.

(c)                                  General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title and the express representations and warranties set forth in Section 4.12, and without limiting Buyer’s remedies for Title Defects set forth in this Section 2.5(c) (or Buyer’s remedies for Seller’s failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.5(b)(ii)), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Acquired Companies’ title to any of the Company Oil and Gas Properties, and Buyer hereby acknowledges and agrees that it has not relied upon any such representation or warranty. Buyer hereby acknowledges and agrees that, without limiting Buyer’s rights and remedies under Section 8.1(d), except for the express representations and warranties set forth in Section 4.12, Buyer’s sole and exclusive remedy for (i) any failure by Seller to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.5(b)(ii) shall be as set forth in Section 2.5(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.5(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 9.1 and Section 9.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Properties. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under the Special Warranty of Title for (I) any matter reported by Buyer under Section 2.5(d) and/or (II) any matter which Buyer had Knowledge of prior to the Title Claim Date.

(d)                                 Title Defects.

(i)                                     Notice of Title Defects; Defect Adjustments.

(A)                               On or before ten (10) days before Closing (the “Title Claim Date”) Buyer will notify Seller in writing of any Title Defect it discovers with respect to a Company Oil and Gas Property (each a, “Title Defect

Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer shall be deemed to have waived, and Seller shall have no liability for, title to any alleged Title Defect, that (i) Buyer fails to assert by a Title Defect Notice delivered to Seller on or before the Title Claim Date or (ii) for which Buyer does not conduct title diligence prior to delivering a Title Defect Notice therefor to Seller, which diligence is evidenced by documentation of the type described in clause (iv) of the following sentence, to the extent used in connection with Buyer’s assessment of such alleged Title Defect. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for Seller to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent available to Buyer and used in connection with Buyer’s assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer’s right to assert Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer’s right to assert Title Defects at any time not later the Title Claim Date.

(B)                               If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing, Seller may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that Seller in good faith believes can be cured during the Cure Period. The election by Seller to seek to cure such Title Defect must be made by written notice delivered to Buyer within three (3) Business Days prior to the Closing Date. Any Company Oil and Gas Properties for which Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)                               At the Closing, the Acquired Companies shall retain all right, title and interest in and to the Curable Properties. The adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) will include the Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted by Buyer in accordance with Section

2.5(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing and Buyer shall pay an amount in cash equal to the Title Defect Value associated with such Curable Properties to the Escrow Agent in accordance with Section 2.8(d). If Seller cures such Title Defect during the Cure Period, then Buyer and Seller shall instruct the Escrow Agent to pay to Seller the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.5(d)(i)(D)(5) and Section 2.5(d)(ii), Buyer and Seller shall instruct the Escrow Agent to pay to Buyer the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property which was not cured on or before the end of the Cure Period.

(D)                               The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)                                 if Buyer and Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)                                 if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Company Oil and Gas Property;

(3)                                 if the Title Defect represents a discrepancy between the Acquired Companies’ actual Net Revenue Interest for a Well and the Net Revenue Interest set forth on Exhibit A-2 for such Well, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Well and (B) one (1), minus a fraction, the numerator of which is the Acquired Companies’ actual Net Revenue Interest for such Well and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit A-2;

(4)                                 if the Title Defect represents a discrepancy between the Acquired Companies’ actual Net Royalty Acres for a Property and the Net Royalty Acres set forth in Exhibit A-1 for such Property, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Property and (B) one (1) minus a fraction, the numerator of which is the Acquired Companies’ actual Net Royalty Acres in such Property and the denominator of which is the Net Royalty Acres set forth on Exhibit A-1 for such Property; and

(5)                                 notwithstanding anything to the contrary in this Section 2.5(d), Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred thousand Dollars ($100,000) net to the Acquired Companies’ interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of the Unadjusted Purchase Price (the “Title Defect Deductible”).

(E)                                Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to the Unadjusted Purchase Price attributable to the effects of all Title Defects, with respect to any Company Oil and Gas Property, shall not exceed the Allocated Value of such affected Company Oil and Gas Property.

(ii)                                  Title Defect Disputes.

(A)                               Seller and Buyer shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (i) on or prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.5(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)                               If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Acquired Companies shall retain all right, title and interest in and to the Company Oil and Gas Property affected by such Title Defect, Buyer shall pay an amount in cash equal to the alleged Title Defect Value for such Company Oil and Gas Property to the Escrow Agent in accordance with Section 2.8(d) and the adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) shall include such Title Defect Value.

(C)                               If a Party validly submits a Title Dispute Notice under Section 2.5(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.5(d)(ii)(C).

(1)                                 The Parties hereby agree that: (i) Dick Watt shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); (ii) if Dick Watt is unable or unwilling to serve as the Title Consultant, then Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); provided, further, that if both Dick Watt and Allen D. Cummings are unable or unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); or (iii) if Dick Watt, Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.5(d)(ii)(C)(2) applicable to the selection of the Title Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)                                 The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.5(d)(ii)(C)(1). In the event that Section 2.5(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of Seller and Buyer shall present the Title Consultant with its claim notice or its response, as applicable, and (y) Seller shall present the Title

Consultant with all other supporting information that it desires, and Buyer shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.5(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2) and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(e)                                  Title Benefits.

(i)                                     If Seller discovers any Title Benefit on or before the Title Claim Date, Seller may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.5(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer and Seller shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.5(d)(ii)(C). The Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to the Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase the Unadjusted Purchase Price.

(ii)                                  If Buyer discovers any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to Seller a notice meeting the requirements of Section 2.5(e)(i).

(f)                                   In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 8.1(e), Seller or Buyer may, prior to giving effect to Section 8.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.5(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(iii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(iii) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(b)(iii), trigger the termination right under Section 8.1(e). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Consultant in accordance with this Section 2.5(f), neither Party may terminate this Agreement pursuant to Section 8.1(e) until final resolution of such arbitration unless the termination right under Section 8.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Company Oil and Gas Property pursuant to Section 2.5(b) or Section 2.5(d).

(g)                                  Acceptance of Title Condition. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT IT HAS BEEN PROVIDED OPPORTUNITY TO CONFIRM THE ACQUIRED COMPANIES’ DEFENSIBLE TITLE TO THE COMPANY OIL AND GAS PROPERTIES AND UPON CLOSING, BUYER WILL ACCEPT THE COMPANY OIL AND GAS PROPERTIES AT CLOSING IN THE PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE CONVEYED ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING SELLER’S INTERNAL APPRAISALS AND INTERPRETIVE DATA.

2.6                               Closing Payment and Transfer of Interests.

(a)                                 At Closing, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the account or accounts designated by Seller, an amount equal to the Adjusted Cash Purchase Price as set forth in the Closing Statement minus the Cash Escrow Amount, which Cash Escrow Amount shall be delivered and held pursuant to Section 2.8(a) and the Escrow Agreement. At Closing, Buyer shall deliver or cause to be delivered to the Seller Holders an aggregate number of Common Units equal to the Unadjusted Common Unit Consideration minus the Indemnity Escrow Units, which Indemnity Escrow Units shall be delivered and held pursuant to Section 2.8(b) and the Escrow Agreement.

(b)                                 At the Closing, Seller shall deliver to Buyer:

(i)                                     An assignment agreement transferring all of the Acquired Interests, substantially in the form attached hereto as Exhibit C, duly and validly executed by Seller (the “Assignment Agreement”);

(ii)                                  A certificate meeting the requirements of U.S. Treasury Regulation Section 1.1445-2(b)(2) providing that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by Seller;

(iii)                               A certificate dated as of the Closing Date duly executed by an officer of Seller regarding the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b), substantially in the form attached hereto as Exhibit D;

(iv)                              Written resignations of the directors and officers of the Acquired Companies that are identified on Schedule 2.6(b), effective prior to or concurrently with the Closing;

(v)                                 A mutual release of any and all claims between the Acquired Companies, on the one hand, and Seller (on its behalf and on behalf of its Affiliates other than the Acquired Companies) and each officer and director thereof, on the other hand;

(vi)                              The Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by an officer of the Seller Holders party thereto;

(vii)                           The Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”) duly executed by an officer of Services;

(viii)                        Such other documents, instruments and writings as may be reasonably required to be delivered by Seller to Buyer at Closing to effect the transactions contemplated by this Agreement;

(ix)                              The Voting and Support Agreement substantially in the form attached hereto as Exhibit J (the “Voting Agreement”) duly executed by an authorized representative of each Seller Holder (other than Seller) party thereto; and

(x)                                 To the extent any are listed, evidence of the termination of the Contracts listed on Schedule 6.13 and a release of the Acquired Companies, Buyer and its Affiliates from any and all liabilities and continuing obligations under or with respect thereto, if any.

(c)                                  At the Closing, Buyer shall deliver to Seller:

(i)                                     A certificate dated as of the Closing Date duly executed by an officer of Buyer regarding the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b), substantially in the form attached hereto as Exhibit E;

(ii)                                 The Registration Rights Agreement duly executed by an officer of Buyer;

(iii)                              The Transition Services Agreement duly executed by an officer of Buyer;

(iv)                              Voting Agreements duly executed by an authorized officer of Buyer; and

(v)                                 Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer to Seller at Closing to effect the transactions contemplated by this Agreement.

2.7                               Closing. Subject to Section 8.1, the closing of the sale and transfer of the Acquired Interests to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4500, Houston, Texas 77002, on the date that is the later of (a) forty-five (45) days from the date of this Agreement and (b) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction at the Closing), or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8                         Escrow.

(a)                                 Within one (1) Business Day after the execution and delivery of this Agreement, Buyer will pay to the Escrow Agent, by wire transfer of immediately available funds, an earnest money deposit equal to ten percent (10%) of the Unadjusted Cash Purchase Price (the “Cash Escrow Amount”) to be deposited in the General Escrow Account pursuant to the Escrow Agreement. At Closing, the Cash Escrow Amount will be applied against the Unadjusted Cash Purchase Price in accordance with Section 2.6(a) and shall remain in escrow, in accordance with Section 9.5. If Closing does not occur, then the Cash Escrow Amount shall be otherwise distributed by the Escrow Agent in accordance with Section 8.3.

(b)                                 At Closing, Buyer will deposit into the General Escrow Account six hundred thousand Common Units (the “Indemnity Escrow Units”) pursuant to the Escrow Agreement. The Indemnity Escrow Units to be deposited into the General Escrow Account will be issued in the names of the Seller Holders, whether in book-entry or certificated form.

(c)                                  For the avoidance of doubt, the aggregate value of the Cash Escrow Amount plus the value of the Indemnity Escrow Units at Closing shall equal ten percent (10%) of the Unadjusted Purchase Price.

(d)                                 At Closing, Buyer will deposit into the General Escrow Account any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values, pursuant to the Escrow Agreement. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.5(d)(i)(B), Buyer and Seller shall within three (3)

Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount to Seller, the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.5(d)(ii)(C), as applicable, Buyer and Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Cash Escrow Amount the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which funds were deposited into the General Escrow Account as a result of Title Defects asserted by Seller, and the release to Seller of all such amounts due to Seller from the General Escrow Account, then, Seller and Buyer shall execute a Joint Instruction Letter instructing the Escrow Agent to release from the General Escrow Account the then-remaining Title Defect Value(s), including any attributable to a Curable Property which was not cured on or prior to the end of the Cure Period, if any, to Buyer.

(e)                                  Releases of any portion of the General Escrow Balance shall be made only in accordance with (i) written instructions that are jointly signed by Seller and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”), (ii) requirements in the Escrow Agreement relating to a Final Determination (as defined in the Escrow Agreement), and, in each case, Article 9, and shall specify the amount of the General Escrow Balance to be released from the General Escrow Account and the Person or Persons to whom such General Escrow Balance shall be released.

(f)                                   In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any General Escrow Balance pursuant to the Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such General Escrow Balance at that time, transfer such General Escrow Balance to such other Party, or (ii) if no other Party is entitled to such General Escrow Balance at that time, deposit such General Escrow Balance with the Escrow Agent to be held and released pursuant to the Escrow Agreement.

2.9                               Post-Closing Adjustment.

(a)                                 Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii), the portion of the Payoff Amount directly funded by Buyer and the amount of any Seller Transaction Expenses actually funded by Buyer, in each case as of or on the Closing Date, as applicable, (ii) the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.9(a) but paid or economically borne by Seller (if any), (iii) the amount of all Asset Taxes allocable to Seller pursuant to Section 6.9(a) but paid or economically borne by Buyer (if any) and (iv) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer. Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer’s personnel, including internal accountants, during normal business hours) to permit Seller to perform or cause to be performed an audit of the revised Closing Statement, at Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Seller unless Seller gives Notice of its disagreement (“Notice of Disagreement”) to Buyer prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.5. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.9(b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

(b)                                 Final Closing Statement. During the thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then Seller and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Cash Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.9(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.9(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Cash Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Cash Purchase Price Adjustment and the Adjusted Cash Purchase Price as determined by the Independent Accountant pursuant to this Section 2.9. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.9 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.9(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.9(b).

(c)                                  Final Settlement. If the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then Seller shall pay Buyer such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). If the Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds the Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer shall pay Seller such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). Any adjustments to the Adjusted Cash Purchase Price made pursuant to this Section 2.9(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)                                 Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.10                        Purchase Price Allocation; Tax Treatment.

(a)                                 Seller shall prepare and deliver to Buyer, within sixty (60) days after the Final Settlement Date, an allocation of the Unadjusted Purchase Price, the assumed obligations and any other items that are treated as consideration for U.S. federal Income Tax purposes among the Company Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer shall have twenty (20) days from the receipt of the Allocation or any update thereto to review and comment on the Allocation. If Buyer disputes any items in the proposed Allocation, Seller and Buyer shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer. If Seller and Buyer are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.9(b). Once Buyer and Seller agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, Seller and Buyer shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Unadjusted Purchase Price) in all Tax Returns, including IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

(b)                                 Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), each of Seller and Buyer agree that Seller shall be treated as transferring the Company Assets to Buyer in exchange for the Common Units and the Unadjusted Cash Purchase Price, which shall be treated (a) as a contribution described in Section 721 of the Code as to the Common Units and any other consideration that the Buyer and Seller mutually determine in good faith qualifies for exceptions to the “disguised sale” rules under Section 707 of the Code and its implement regulations (the “Contribution”) and (b) otherwise, as a taxable sale under Section 707(a) of the Code and its implementing Treasury Regulations. Except as otherwise required by applicable Law, each of Seller and Buyer shall, and shall cause each of its Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by a final determination as defined in Section 1313 of the Code.

(c)                                  Differences between the fair market value and the basis of the Company Assets allocable to the Contributions shall be taken into account in the manner required by Section 704(c) of the Code. The method to be used under Treas. Reg. 1.704-3 shall be determined by the Parties in the manner consistent with Section 6.17(a), provided that if the Election is not made in 2018, the Buyer will elect the remedial method of Treas. Reg. 1.704-3(d) as to the Company Assets. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contribution and the assets allocable thereto shall be made in the discretion of the Buyer in a manner consistent with the Partnership Agreement.

2.11                        Payments.

(a)                                 Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Companies from and after the Effective Time (the “Buyer Obligations”). For a period of twelve (12) months from and after Closing, Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Companies prior to the Effective Time (the “Seller Obligations”).

(b)                                 Without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, Seller shall send such requests for payment to Buyer and Buyer shall promptly remit, or cause the Acquired Companies to promptly remit, payment for such request to such Third Party.

(c)                                  For a period of twelve (12) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Buyer or any of its Affiliates (including the Acquired Companies) receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate; and (ii) Buyer receives any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer shall send such requests for payment to Seller and Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

ARTICLE 3
Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer the following:

3.1                               Organization of Seller. Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

3.2                               Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Seller is a party has been or shall be duly and validly executed and delivered by Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3                               No Conflict; Consents. Except (i) as set forth in Schedule 3.3 or (ii) with respect to clauses (a) and (c) below, in any material respect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of Seller; or

(c)                                  conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Interests, in each case under the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller may be bound.

3.4                               Consents. Except for the Customary Post-Closing Consents, no material consent, approval or authorization of, or designation or filing with, any Governmental Authority or any other Person is required on the part of Seller or any Acquired Company in connection with the valid execution and delivery of this Agreement or the Transaction Documents to which Seller is a party or the consummation of transactions contemplated hereby or thereby.

3.5                               Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller, threatened, in which Seller is or may be a party affecting the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.6                               Ownership of Acquired Interests.

(a)                                 Seller holds of record and owns beneficially, and has good and valid title to, the Acquired Interests, free and clear of all Liens (other than (i) Liens arising under the Credit Agreement (all of which will be released at Closing) and (ii) restrictions on transfer arising under state and federal securities Laws), and upon consummation of the transactions contemplated hereby Buyer will acquire good and valid title to the Acquired Interests.

(b)                                 Neither Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require

Seller to sell, transfer, provide notice to a Person or otherwise dispose of the Acquired Interests. Neither Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Interests.

3.7                               Brokers’ Fees. Neither Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer or, following the Closing, the Acquired Companies will have any responsibility whatsoever (except as expressly contemplated in Section 2.3(b)).

3.8                               Securities Law Compliance.

(a)                                 Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller (a) is acquiring the Common Units for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Common Units and is able financially to bear the risks thereof, and (c) understands that the Common Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Common Units may be resold without registration under such Laws only in certain limited circumstances.

(b)                                 With respect to the matters set forth in Section 6.17:

(i)                                     Seller has experience in analyzing and investing in companies similar to Buyer and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests;

(ii)                                  to the extent necessary, Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters; and

(iii)                               Seller has had an opportunity to discuss the Acquired Companies’ business, management and financial affairs with the members of the Acquired Companies’ management and has had an opportunity to ask questions of the officers and other representatives of the Acquired Companies, which questions were answered to its satisfaction.

ARTICLE 4
Representations and Warranties Relating to the Acquired Companies

Seller hereby represents and warrants to Buyer the following:

4.1                               Organization. Each Acquired Company is a limited liability company or limited partnership, duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Company Assets owned by such Acquired Company, as applicable, and to conduct its business as it is now being conducted. Each Acquired Company is duly licensed or qualified in each jurisdiction in which the ownership of the Company Assets owned by such Acquired Company or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Seller has made available to Buyer complete and correct copies of all Organizational Documents of each Acquired Company, including any amendments thereto, and such Organizational Documents are in full force and effect.

4.2                               No Conflict; Consents. Each Acquired Company is in material compliance with the terms and conditions of its own Organizational Documents. Except (i) as set forth in Schedule 4.2 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)                                 violate any Law applicable to either Acquired Company or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)                                 conflict with or violate any Organizational Document of either Acquired Company;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any assets of either Acquired Company, in each case under the terms, conditions or provisions of any Contract or Lease to which an Acquired Company is a party or by which an Acquired Company or Company Assets may be bound.

4.3                               Capitalization.

(a)                                 The Acquired Interests, together with the general partner interests in the Acquired Partnership owned by the Acquired General Partner (the “GP Interests”), constitute all of the issued and outstanding equity interests of the Acquired Companies. Seller is the sole member or limited partner of each Acquired Company. The Acquired Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Acquired Interests and the GP Interests were issued in compliance with applicable Laws.

(b)                                 There are no (i) outstanding membership interests, partnership interests or other equity interests of the Acquired Companies, other than the Acquired Interests and the GP

Interests, (ii) outstanding securities of the Acquired Companies convertible into, exchangeable or exercisable for membership interests, partnership interests or other equity interests of the Acquired Companies, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from any Acquired Company, or obligations of any Acquired Company to issue or sell, any membership, partnership or other equity interests or other securities, including securities convertible into or exchangeable for membership, partnership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to any Acquired Company, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Acquired Interests and the GP Interests on any matter or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Acquired Interests and the GP Interests. The Acquired Interests are not certificated.

(c)                                  No Acquired Company owns, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person, except for the Acquired General Partner’s ownership of the GP Interests. No Acquired Company has a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

4.4                               Litigation. Except as set forth on Schedule 4.4, as of the Execution Date no Acquired Company or Company Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Seller, has been threatened in writing with any Proceeding.

4.5                               Financial Statements.

(a)                                 Schedule 4.5(a) sets forth true and complete copies of the audited balance sheets for the entities, and pertaining to the assets and time periods, described therein, prepared from the books and records of such entities, together with the related audited statements of income, changes in owners’ equity and cash flow, in each case including all notes and schedules thereto, for the periods then ended (the “Audited Financial Statements”). Except as set forth on Schedule 4.5(a), the Audited Financial Statements have been prepared from the books and records of such entities in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinions related thereto) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of such entities as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(b)                                 As of the date of delivery of the unaudited financial statements delivered pursuant to Section 6.19, such unaudited financial statements set forth true and complete copies of the unaudited balance sheets for the entities, and pertaining to the assets and time periods, described therein, prepared from the books and records of Seller, together with the related unaudited statements of income, changes in owners’ equity and cash flow for the period indicated therein (the “Unaudited Financial Statements”). The Unaudited Financial Statements, as of the date delivered, will have been prepared in accordance with GAAP (except that such Unaudited Financial Statements do not contain all footnotes required under GAAP) and on a basis and using principles consistent with the preparation of the Audited Financial Statements and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of the Acquired Companies as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(c)                                  Since December 31, 2017, no Acquired Company has effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(d)                                 No Acquired Company has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for, reflected or reserved on the Audited Financial Statements, (ii) liabilities that have arisen after December 31, 2017 in the Ordinary Course, (iii) liabilities that constitute Company Indebtedness that will be paid off at the Closing or (iv) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

(e)                                  The revenue and production volume information provided to the Buyer in that certain “Q1 2018 PCAOB Summary” attached hereto as Schedule 4.5(e) does not contain any intentional misrepresentations by Seller or any of its Representatives.

4.6                               Absence of Certain Changes. Since December 31, 2017, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) except as set forth in Schedule 4.6(b), no Acquired Company has taken or permitted to occur any of the actions referred to in Section 6.1(b).

4.7                               Taxes.

(a)                                 (i) All material Tax Returns required to be filed by the Acquired Companies or with respect to the Company Assets prior to the date hereof have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by the Acquired Companies or with respect to the Company Assets prior to the date hereof, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Interests or Company Assets that arose in connection with any failure by any of the Acquired Companies to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Interests, the Acquired Companies or the Company Assets that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Acquired Companies.

(d)                                 No claim has ever been made against the Acquired Companies by a taxing authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Companies or the Company Assets.

(f)                                   At all times since its formation through the date hereof, each Acquired Company has been treated as an entity disregarded from its sole owner for U.S. federal Income Tax purposes and for purposes of any applicable state and local Income Taxes that follow the U.S. federal Income Tax treatment of disregarded entities.

(g)                                  None of the Company Assets is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

4.8                               Contracts.

(a)                                 As of the date hereof, Schedule 4.8(a) includes a list of each Seller Material Contract. “Seller Material Contract” means any of the following Contracts to which any Acquired Company is a party or by which any of the Acquired Interests or Company Oil and Gas Properties are bound or subject:

(i)                                     Contracts involving obligations of, or payments to or from, any Acquired Company after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)                                 Contracts (other than the Confidentiality Agreement) restricting, in any material respect, any Acquired Company (or, following the Closing, any Affiliate of such Acquired Company) from freely engaging in any business or competing anywhere;

(iii)                              Contracts evidencing Indebtedness for Borrowed Money;

(iv)                              Contracts guaranteeing any obligation of another Person;

(v)                                 Contracts between any Acquired Company, on the one hand, and another Acquired Company, any Affiliate of such Acquired Company or any officer, director, manager or employee of any Acquired Company or Affiliate of an Acquired Company or any immediate family member of any such individual, on the other hand;

(vi)                              Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Company Oil and Gas Properties or the Acquired Interests;

(vii)                           Contracts for any Hedging Transactions that will remain outstanding after Closing;

(viii)                        Any agreement of indemnification, surety or guarantee by an Acquired Company on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(ix)                              Contracts to sell, exchange or otherwise dispose of all or any part of the Company Assets on or after the Effective Time.

(b)                                 Each Seller Material Contract constitutes the legal, valid and binding obligation of Seller and/or the applicable Acquired Company party thereto, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Seller nor the applicable Acquired Company party thereto, as applicable, is in material breach or default of its obligations under any of the Seller Material Contracts. To the Knowledge of Seller, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer.

4.9                               Environmental Matters.

(a)                                 To Seller’s Knowledge, the Acquired Companies and Seller’s ownership of the Company Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Seller’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against any Acquired Company or related to Seller’s ownership of the Company Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  None of the Acquired Companies or Company Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of the Acquired Companies nor Company Assets are subject to any pending, or to the Knowledge of Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of the Acquired Companies or Company Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Seller’s Knowledge are valid and currently in effect, and to Seller’s Knowledge each of the Acquired Companies or Company Assets are in material compliance with such authorizations.

(f)                                   To Seller’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Oil and Gas Property by any of the Acquired Companies that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

4.10                        Compliance with Laws. To Seller’s Knowledge, each Acquired Company is and has been for the period of such Acquired Company’s applicable ownership of the Company Oil and Gas Properties, in compliance in all material respects with all applicable Laws. Neither Seller nor an Acquired Company has received a written notice of a material violation of any Law that is applicable to the Company Oil and Gas Properties and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 4.10 (or any other provision of this Agreement) to the contrary, Section 4.7 and Section 4.9 shall be Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and Seller makes no other representations or warranties with respect to such matters, including under this Section 4.10.

4.11                        Special Warranty. Except for Permitted Encumbrances, the Acquired Companies represent and warrant that the Acquired Companies own Defensible Title to the Company Oil and Gas Properties solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under any Acquired Company or any of its respective Affiliates, but not otherwise (the representation set forth in this Section 4.11, the “Special Warranty of Title”); provided that in no event shall the Special Warranty of Title extend to Title Defects of which Buyer had Knowledge of on or prior to the Title Claim Date.

4.12                        No Transfers. Except as set forth on Schedule 4.12, from and after the last date set forth on the Audited Financial Statements until the date of this Agreement, no Acquired Company has sold, conveyed or otherwise transferred the Company Assets nor agreed to any such sale, conveyance or transfer, except as contemplated herein.

4.13                        No Cost-Bearing Interests. The Company Assets do not include any unleased mineral interest where Seller or any Acquired Company has agreed to, or Buyer will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Company Assets have been forcepooled under applicable Law and such Acquired Company’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against the Acquired Company’s share of the proceeds of production attributable to such pooled unit.

4.14                        No Employees or Plans. Since their respective inceptions, no Acquired Company has ever had any employees. No Acquired Company maintains, sponsors or contributes to or is required to contribute to any Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of any Acquired Company with respect to any Employee Benefit Plan now maintained or previously maintained by any ERISA Affiliate of any Acquired Company, other than reimbursements of costs as may be provided in intercompany service agreements with Seller or its Affiliates.

4.15                        Bank Accounts. Schedule 4.15 sets forth a complete and accurate list of all deposit, demand, savings, passbook, lock box or similar accounts maintained by or on behalf of each Acquired Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.16                        Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against the Acquired Companies.

ARTICLE 5
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller:

5.1                               Organization of Buyer. Buyer is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to Seller complete and correct copies of all Organizational Documents of Buyer, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2                               Authorization; Enforceability. Buyer has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Buyer is a party has been or shall be duly and validly executed and delivered by Buyer, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3                               No Conflict; Consents. Buyer is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 5.3 or as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not:

(a)                                 violate any Law applicable to Buyer or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of Buyer;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of Buyer, in each case under the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer may be bound.

5.4                               Capitalization.

(a)                                 As of the Execution Date, the issued and outstanding partnership interests of Buyer consist of 16,839,462 Common Units. The Common Units are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents). The Common Units were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in Buyer’s SEC Documents, Buyer does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)                                 As of the close of business on the Execution Date, Schedule 5.4(b) sets forth with respect to each subsidiary of Buyer (i) a complete listing of all equity interests of each subsidiary of Buyer that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of Buyer are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or

Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of Buyer is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)                                  Except as disclosed in Buyer’s SEC Documents and before giving effect to any Financing, (i) there are no outstanding securities of Buyer convertible into, exchangeable or exercisable for partnership interests or other equity interests of Buyer, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from Buyer, or obligations of Buyer to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of Buyer, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Buyer’s Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of Buyer.

(d)                                 The Unadjusted Common Unit Consideration will be duly authorized by the Buyer prior to the Closing Date, and when issued and delivered to each Seller Holder in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in the Buyer’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in Buyer’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

5.5                               No Integration.  Neither Buyer nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

5.6                               No Stabilization.  Neither Buyer nor any of its Affiliates has taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of Buyer or to facilitate the sale or resale of its securities.

5.7                               Litigation. Except as set forth on Schedule 5.7, as of the Execution Date none of Buyer or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Buyer, has been threatened in writing with any Proceeding.

5.8                               Financial Statements.  Buyer has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since February 7, 2017 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of Buyer in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Buyer as of, and for the periods ended on, such applicable dates. The other financial information of Buyer, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of Buyer, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of Buyer that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, Buyer is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Buyer does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after March 31, 2018 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

5.9                               Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements of Buyer and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to Buyer within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of Buyer as a result of or in connection with any disagreement with Buyer on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

5.10                        Controls and Procedures; Listing.

(a)                                 Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Buyer required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to Buyer’s management.

(b)                                 The Common Units of Buyer are listed on the New York Stock Exchange, and Buyer has not received any notice of delisting. Buyer has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

5.11                        Contracts. Buyer is not a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on Buyer or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on Buyer or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Seller Holders or any of their respective Affiliates as a result of being Affiliated with Buyer or by virtue of owning the Common Units issued hereunder.

5.12                        Absence of Certain Changes. Since December 31, 2017, except as disclosed in the SEC Documents, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (b) except as set forth in Schedule 5.12(b), Buyer has not taken or permitted to occur any of the actions referred to in Section 6.2(b).

5.13                        Taxes.

(a)                                 (i) All material Tax Returns required to be filed by Buyer or any of its subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by Buyer or any of its subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, and (iii) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to Buyer or any of its subsidiaries that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of Buyer or any of its subsidiaries.

(d)                                 No claim has ever been made against Buyer by a taxing authority in a jurisdiction where Buyer or any of its subsidiaries does not file Tax Returns that Buyer or any of its subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to Buyer or any of its subsidiaries.

(f)                                   (i) Buyer is properly classified as a partnership for U.S. federal Income Tax purposes, and has never been properly classified as an association taxable as a corporation and (ii) with respect to the current and each preceding taxable period of Buyer, Buyer has met the requirements of Section 7704(c) of the Code, including the gross income requirements of Section 7704(c)(2) of the Code, to be properly excepted from the application of the provisions of Section 7704(a) of the Code.

5.14                        Environmental Matters.

(a)                                 To Buyer’s Knowledge, Buyer and Buyer’s ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Buyer’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against Buyer or any Buyer Asset under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  None of Buyer or the Buyer Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of Buyer or the Buyer Assets are subject to any pending, or to the Knowledge of Buyer, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of Buyer or the Buyer Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer’s Knowledge are valid and currently in effect, and to Buyer’s Knowledge each of Buyer and the Buyer Assets are in material compliance with such authorizations.

(f)                                   To Buyer’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Buyer Asset that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

5.15                        Form S-3 Eligibility. As of the date of this Agreement, Buyer is eligible to register the Common Units for resale by Seller under Form S-3 promulgated under the Securities Act.

5.16                        Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.17                        Financial Ability.

(a)                                 Buyer has, through a combination of cash on hand and capital commitments and pursuant to commitments for other sources of financing (which commitments are subject to the terms and conditions set forth in the agreements containing such commitments in effect on the date hereof), funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy the related costs and expenses arising in connection with the consummation thereof. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

(b)                                 Buyer has delivered to Seller true, complete and correct copies of the executed Debt Commitment Letter, together with each related Fee Letter (with customary redactions only with respect to fee amounts, pricing caps and the economic terms of the “market flex” provisions, none of which would reasonably be expected to adversely affect the amount, conditionality or availability of the Debt Financing) and engagement letter, each in effect as of the date of this Agreement from the Debt Financing Sources to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. Buyer has delivered to Seller a true, complete and correct copy of the executed Preferred Unit Purchase Agreement, pursuant to which the applicable Equity Financing Sources have committed, on the terms and subject to the conditions set forth therein, to invest in Buyer the cash amount set forth therein. As of the Execution Date, neither the Preferred Unit Purchase Agreement nor the Debt Commitment Letter has been amended or modified, no such amendment or modification is contemplated, and none of the respective obligations and commitments contained in the Preferred Unit Purchase Agreement or the Debt Commitment Letter have been withdrawn, terminated, rescinded, amended or modified in any respect. Buyer has fully paid any and all commitment fees or other fees in connection with the Preferred Unit Purchase Agreement or the Debt Commitment Letter that are payable on or prior to the Execution Date.

(c)                                  The Preferred Unit Purchase Agreement and the Debt Commitment Letter, in the form so delivered to Seller on the date hereof, are in full force and effect as of the date hereof, and constitute valid and binding obligations of Buyer and, to Buyer’s Knowledge, each other party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No event has occurred which, with or without the giving of notice, the passage of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Buyer or, to Buyer’s Knowledge, any other party thereto, under any term of the Financing, (ii) to Buyer’s Knowledge, constitute a failure of any condition to the Financing or (iii) to Buyer’s Knowledge, otherwise result in any portion of the Financing being unavailable on the Closing Date. Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer in the full contemplated amount at the time required to consummate the Closing. There are no conditions precedent or contingencies to the obligations of the parties under the Preferred Unit Purchase Agreement or the Debt Commitment Letter (including pursuant to any “flex” provisions in the related fee letter or otherwise) to make the full amount of the Financing available to Buyer on the terms therein except as expressly set forth in the Preferred Unit Purchase Agreement or the Debt Commitment Letters, as applicable. As of the Execution Date, there are no side letters or other Contracts to which Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing, which expand the conditions precedent to the Financing.

5.18                        Distribution Restrictions. Neither Buyer nor any of its subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to Buyer or any of its subsidiaries any loans or advances or from transferring any property or assets to Buyer or any of its subsidiaries, except (a) such prohibitions mandated by the laws of Buyer’s and each of its subsidiaries’ state of formation and the terms of Buyer’s and each of its subsidiaries’ Organizational Documents and prohibitions contained in the Credit Agreement, dated as of January 11, 2017, among Buyer, the several lenders from time to time parties thereto and Frost Bank, as administrative agent and sole arranger (the “Buyer Credit Agreement”), (b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 5.18.

5.19                        Securities Law Compliance. Buyer (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof and (c) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Acquired Interests may be resold without registration under such Laws only in certain limited circumstances.

5.20                        Exemptions from Securities Laws. Provided that the representations made by Seller in Section 3.8 of this Agreement are true and accurate on the Closing Date, the General Escrow First Release Date and the General Escrow Second Release Date, as applicable, the issuance of Common Units to the Seller Holders in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer under the Securities Act in connection with such issuance.

5.21                        Sarbanes-Oxley. Buyer and, to Buyer’s Knowledge, the directors or officers of Buyer’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

5.22                        Investment Company Status. Neither Buyer nor any of its subsidiaries is, and immediately after the purchase of the Acquired Interests hereunder, neither Buyer nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.23                        BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY ASSETS AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED COMPANIES. BUYER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, AND BUYER:

(a)                                 ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)                                 ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NONE OF SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION IS NOT THE EXPRESS SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER HAS NOT RELIED ON SUCH INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLER AND ITS AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)                                  ACKNOWLEDGES AND AGREES THAT (i) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 6
Covenants

6.1                               Conduct of Seller’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1 or (iii) for any actions required to be taken by the Acquired Companies pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer, in each case which shall not be unreasonably withheld, conditioned, or delayed, Seller shall cause the Acquired Companies to (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Companies in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 Restricted Activities. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer fails to reject in writing a request for consent from Seller within five (5) Business Days of Seller’s Notice requesting such consent, Buyer shall be deemed to have provided such consent), between the Execution Date and the Closing, Seller shall cause each Acquired Company not to:

(i)                                     amend its Organizational Documents;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Seller to Buyer;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person (other than equity investments in an Acquired Company), including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Company Assets or Acquired Interest or other equity interest in any Acquired Company, (B) securities convertible into any Acquired Interest or other equity interests or (C) rights, warrants, commitments or options to acquire any Company Assets or Acquired Interest or other equity interests;

(vi)                              except for transactions solely among the Acquired Companies, (A) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Acquired Interests (whether in cash, stock, or property or any combination thereof, but other than cash distributions made to Seller prior to Closing), (B) adjust, split, combine or reclassify any Acquired Interests or other equity interests in any Acquired Company or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquired Interests or other equity interests in any Acquired Company;

(vii)                           enter into any derivative, option, hedge or futures Contracts;

(viii)                        enter into any new line of business;

(ix)                              incur any Indebtedness for Borrowed Money (other than borrowings pursuant to the Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Companies;

(x)                                 hire any employees;

(xi)                              enter into any Contract (A) that would constitute a Seller Material Contract, (B) that restrains, limits or impedes any Acquired Company’s ability to compete with or conduct any business or line of business, including geographic limitations on any Acquired Company’s activities or (C) with Seller or an Affiliate of Seller, in each case other than Contracts with respect to Excluded Assets or Contracts that will be terminated prior to the Closing with no ongoing liability applicable to the Acquired Companies;

(xii)                           terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Companies), cancel, materially amend or modify any Seller Material Contract;

(xiii)                        terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Companies), cancel, materially amend or modify any oil, gas or and mineral lease or any instrument creating or evidencing an interest in Hydrocarbons (a “Lease”), or voluntarily waive or release any material right with respect to any Leases;

(xiv)                       commence any Proceeding or settle or compromise any Proceedings other than those that provide for a complete release of the Acquired Companies from all claims subject to such dispute and do not provide for any admission of liability by the Acquired Companies;

(xv)                          enter into, execute or extend any Leases or otherwise take any action that could result in the receipt of lease bonuses, delay rentals or similar payments;

(xvi)                       make or change any material Tax elections with respect to the Company Assets or the Acquired Companies, except as required by applicable Law; or

(xvii)                    agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Notwithstanding the above provisions of Section 6.1, prior to Closing, Seller may, and may cause its Affiliates to, (i) remove all cash and cash equivalents from the Acquired Companies in such manner as Seller shall determine, provided that such removal does not impose any liability or obligation on any Acquired Company that will survive the Closing, or create any Lien on any Company Asset and (ii) take all necessary actions to wind up or otherwise terminate any and all Hedging Transactions to which the Acquired Companies are parties.

(d)                                 Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:

Matt Daly
Kimbell Royalty Group
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: matt@kimbellrp.com

6.2                               Conduct of Buyer’s Business.

(a)                                 Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.2, or (iii) for any actions required to be taken by Buyer pursuant to Law, without the prior written consent of Seller, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, Buyer shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of Buyer in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer.

(b)                                 Restricted Activities. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if Seller fails to reject in writing a request for consent from Buyer within five (5) Business Days of Buyer’s Notice requesting such consent, Seller shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement, including in connection with the actions described in Section 6.17, between the Execution Date and the Closing, Buyer shall not:

(i)                                     other than as expressly provided for in the Preferred Unit Purchase Agreement amend its Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                              change its accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer to Seller;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, Buyer or its subsidiaries, (B) securities convertible into any equity interests in Buyer or its subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, Buyer or its subsidiaries, in each case other than in connection with the Buyer Credit Agreement or the Financing or among wholly-owned subsidiaries of Buyer;

(vi)                              (A) except in connection with Buyer’s regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of Buyer’s or its subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in Buyer or its subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Buyer or its subsidiaries;

(vii)                           enter into any new line of business;

(viii)                        incur any Indebtedness for Borrowed Money (other than in the Ordinary Course and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or its subsidiaries’, in each case other than pursuant to the Financing or among wholly owned subsidiaries of Buyer and Buyer;

(ix)                              enter in to or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of Buyer or its subsidiaries or terminate any such arrangement (other than arrangements between Buyer and any wholly owned subsidiaries thereof);

(x)                                 make or change any material Tax elections with respect to the assets of Buyer, except as required by applicable Law; or

(xi)                              agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Seller:

Vasilis Mouratoff
Haymaker Services, LLC
5300 Memorial Drive, Suite 500
Houston, TX 77007
Email: vm@haymakerllc.com

6.3                               Access; Confidentiality.

(a)                                 To the extent related to the Acquired Companies, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 6.3 and obtaining any required consents of Third Parties (which consents Seller shall use commercially reasonable efforts to obtain; provided, that Seller shall not be required to make any payments therefor), Seller shall provide Buyer and Buyer’s Representatives access to the Records that are in Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with the Acquired Companies’ ownership of the Company Assets in the Ordinary Course. Any Assessment conducted by Buyer or on behalf of Buyer hereunder shall be conducted at Buyer’s sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer’s own independent review and judgment. Subject to the express representations and warranties contained in Article 4, Seller shall not be deemed by Buyer’s receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Company Assets or the accuracy of such Records or the information contained therein.

(b)                                 All information obtained by and access granted to Buyer and its representatives under this Section 6.3 shall be subject to the terms of Section 6.10 and the Confidentiality Agreement (whichever is more stringent).

(c)                                  Contact with Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the business relations of the Acquired Companies and their Affiliates in connection with the transactions contemplated hereby only with the prior written consent of Seller, such consent not to be unreasonably withheld. Upon request by Buyer, to the extent such consent is granted, Seller shall use commercially reasonable efforts to facilitate communications between Buyer and the employees, customers, suppliers and other business relations of the Acquired Companies.

6.4                               Books and Records. No later than thirty (30) days after Closing, Seller shall deliver to Buyer all Records that are in possession of Seller, except for the Excluded Records. From and after the Closing Date, subject to Section 6.10, Seller may (at Seller’s sole cost and expense) retain a copy of any or all of the Due Diligence Information and all other books and records relating to the business or operations of the Acquired Companies on or before the Closing Date that are required by Seller to comply with legal obligations or that relate to the Excluded Assets.

6.5                               Insurance. Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Acquired Companies shall be terminated or modified to exclude coverage of the Acquired Companies, and, as a result, it shall be the obligation of Buyer to obtain at its sole cost and expense replacement insurance effective from and after the Closing. Seller shall pursue, and shall cause its Affiliates to pursue, on behalf of and for the benefit of the Acquired Companies, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period; provided, that if such recovery occurs subsequent to the Closing, Seller shall pay to Buyer the amount of such recovery upon receipt thereof by Seller or one of its Affiliates.

6.6                               Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Acquired Companies to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

6.7                               Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 6.7 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state the Unadjusted Purchase Price or Adjusted Cash Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer or Seller, which consent will not be unreasonably conditioned, delayed, or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Companies and the acquisition or disposition of the Acquired Companies in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders, or partners post-Closing, (c) any Party from communicating with its employees on a confidential basis.

6.8                               Fees and Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)                                 Buyer shall be responsible for, and shall indemnify and hold harmless Seller against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c)                                  To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer and Seller acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

6.9                               Taxes.

(a)                                 Each Party shall be responsible for and bear its own Income Taxes. Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 6.9(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.9. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.9(a).

(b)                                 Except as required by applicable Law, Seller shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns are required to be filed before the Closing Date). Buyer shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 6.9(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.9(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties in accordance with Section 6.9(a).

(c)                                  Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)                                 Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 6.9(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 6.9(a). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.9(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)                                  Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by either Seller or Buyer in connection with this Section 6.9(e), (ii) an assignment under this Section 6.9(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the

Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) neither Party represents to the other that any particular tax treatment will be given to either Party as a result of any such assignment. In the event either Party assigns its rights under this Agreement pursuant to this Section 6.9(e), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (A) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Cash Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (I) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will Seller be required to transfer the Company Assets in any form other than through a transfer of the Acquired Interests and in no event will Seller be required to transfer the Acquired Interests to more than one transferee (i.e., all of the Acquired Interests will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer’s Qualified Intermediary or Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Acquired Interests which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)                                   Buyer shall use its reasonable best efforts to, after Closing, notify each operator of each Well associated with the Company Assets of the change of the employee identification number associated with the Acquired Companies.

6.10                        Confidentiality.

(a)                                 Buyer acknowledges that, pursuant to its right of access to the Records, as set forth in Section 6.3, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement and this Section 6.10. Notwithstanding anything to the contrary in this Agreement, upon Closing, all obligations of Buyer under the terms of the Confidentiality Agreement shall terminate as it relates to the Acquired Interests.

(b)                                 Subject to Section 6.7, for a period of one (1) year from and after the Closing Date, Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer or the Acquired Companies, except with the prior written consent of Buyer or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by Seller or any of its Affiliates from and after the

Closing from sources which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer or the Acquired Companies; provided, however, that (x) nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Companies and the acquisition or disposition of the Acquired Companies in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

6.11                        Notices to Escrow Agent. Seller and Buyer shall provide the Escrow Agent with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

6.12                        Company Indebtedness. In connection with the Closing, Seller shall obtain a release of Liens in respect of the Company Assets under the Credit Agreement and a release of the Acquired Companies as borrowers thereunder (the “Release Letters”). The Release Letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations (other than Ordinary Course and contingent indemnification obligations) related to the Company Indebtedness (the “Payoff Amount”), (b) state that all Liens in connection therewith relating to the Company Assets shall be, upon the payment of the Payoff Amount on the Closing Date, released and (c) authorize the Acquired Companies to file UCC-3 termination statements and mortgage releases in all applicable jurisdictions to evidence the release of the Company Indebtedness. Seller and the Acquired Companies shall deliver all Notices and take all other actions necessary to facilitate the termination of the obligations and commitments of the Acquired Companies under the Company Indebtedness, the repayment in full of all obligations then outstanding thereunder, the elimination of the Acquired Companies from all agreements related thereto and the release of all Liens applicable to the Company Assets in connection therewith, in each case, on the Closing Date.

6.13                        Affiliate Contracts. Prior to the Closing, Seller shall cause the Acquired Companies to terminate, without liability or continuing obligation to the Acquired Companies, the Contracts listed on Schedule 6.13.

6.14                        Financing; Financial Statements.

(a)                                 From and after the date of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing (or any permitted replacement, amended, modified Debt Financing or any applicable Alternate Financing) on the terms (or on terms not materially less favorable to Buyer, except as agreed to by Seller) and conditions described in the Debt Commitment Letter (including, as necessary, the flex provisions set forth in the Fee Letter), including (i) except as otherwise expressly provided herein with respect to any applicable Alternate Financing, maintaining in effect the Debt Commitment Letter, (ii) satisfying (or obtaining a waiver of) on a timely basis all Financing Conditions with respect thereto that are applicable to Buyer (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), (iii) negotiating and entering into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (or on terms not materially less favorable to Buyer, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), (iv) in the event that all Financing Conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Buyer and (C) those conditions in the Debt Commitment Letter that by their terms cannot be satisfied until the Closing Date, but each of which in the case of (C) shall be capable of being satisfied on the Closing Date) have been satisfied, consummating the Debt Financing at or prior to Closing, (v) drawing the full amount of the Debt Financing contemplated by the Debt Commitment Letter in the event that the Financing Conditions in the Debt Commitment Letter (other than (A) the availability or funding of any Equity Financing, (B) any conditions in the Debt Commitment Letter that are within the control of Buyer and (C) those conditions in the Debt Commitment Letter that by their terms cannot be satisfied until the Closing Date, but each of which in the case of (C) shall be capable of being satisfied on the Closing Date) have been satisfied, (vi) enforcing its rights under the Debt Commitment Letter, including through litigation against the Financing Sources pursued in good faith in the event of breach or purported breach thereof. Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Preferred Unit Purchase Agreement, Buyer shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to (x) obtain the Equity Financing contemplated by the Preferred Unit Purchase Agreement simultaneously with the receipt of the Debt Financing, (y) maintain in effect the Preferred Unit Purchase Agreement, (z) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Buyer as set forth in the Preferred Unit Purchase Agreement that are within its control and (vii) consummating the Equity Financing contemplated by the Preferred Unit Purchase Agreement at or prior to Closing.

(b)                                 Except with the prior written consent of Seller, Buyer shall not agree to any amendment, modification or waiver of the Debt Commitment Letter that (i) reduces the amount of aggregate cash proceeds available from the Debt Financing below the amount necessary to finance the transactions to be consummated on the Closing Date (including by changing the amount of fees to be paid or original issue discount to be charged), (ii) imposes new or additional conditions, or expands, amends or modifies any existing conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing (it being understood and agreed that Buyer may, without the consent of Seller, (A) amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement or (B) amend or modify the Debt Commitment Letter to implement the flex provisions set forth in the Fee Letter), or (iii) amends or modifies any other term in a manner reasonably likely to delay, prevent or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letter. Except with the prior written consent of Seller, Buyer shall not agree to any amendment, modification or waiver of the Preferred Unit Purchase Agreement that (A) reduces the amount of aggregate cash proceeds available from the Equity Financing below the amount necessary to finance the transactions to be consummated on the Closing Date, (B) imposes new or additional conditions, or expands, amends or modifies any existing conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to delay or prevent the Closing, or (C) amends or modifies any other term in a manner reasonably likely to delay, prevent or impair the ability of the Buyer to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Buyer to enforce its rights against the other parties to the Preferred Unit Purchase Agreement.

(c)                                  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions set forth in the Fee Letter) contemplated in the Debt Commitment Letter (other than due to the breach by Seller of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by Seller), Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when taken together with any then-available Financing, to consummate the transactions contemplated hereunder (“Alternate Financing”) and, if obtained, will provide Seller with a correct and complete copy of, new financing commitment or commitments that provide for an amount sufficient, when taken together with any then-available Financing, to consummate the transactions contemplated hereunder and subject to the same (or no less favorable to Seller) Financing Conditions (taken as a whole) as the prior Debt Commitment Letter (the “New Debt Commitment Letter”). In the event an Alternate Financing is obtained (i) in full and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the New Debt Commitment Letter or (ii) in part and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to include the New Debt Commitment Letter and the then-existing Debt Commitment Letter.

(d)                                 Buyer shall use reasonable best efforts to keep Seller reasonably informed with respect to material activity concerning the status of the Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly after obtaining knowledge thereof, if at any time (i) any Debt Commitment Letter or Preferred Unit Purchase Agreement shall expire or be terminated for any reason or (ii) any Financing Source breaches, repudiates or threatens in writing to breach or repudiation of any Debt Commitment Letter or the Preferred Unit Purchase Agreement or notifies Buyer in writing that such Financing Source no longer intends to provide financing to Buyer on the terms set forth therein (or on terms not materially less favorable to Buyer, taken as a whole, except as agreed to by Seller) (including, to the extent the same are exercised, the flex provisions set forth in the Fee Letter), or (iii) for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing in an amount sufficient to consummate the transactions contemplated hereunder. Buyer shall not, without the prior written consent of Seller, take or fail to take any action or enter into any transaction that would reasonably be expected to result in a failure of any conditions to obtaining the Financing in an amount sufficient to consummate the transactions contemplated hereunder.

(e)                                  Without limiting the generality of Section 6.14(a), from and after the date of this Agreement and until the Closing Date, Seller shall, and shall cause Services and its officers and employees to, use reasonable best efforts to direct their consultants, accountants, reserve engineers, agents and representatives to, during customary business hours and provided that such efforts do not unreasonably interfere with the business operations of Seller and it’s the Acquired Companies, cooperate with Buyer, independent auditors chosen by Buyer (“Buyer’s Auditor”) or any Financing Source in connection with any audit by Buyer’s Auditor of any financial statements of the Acquired Companies or reserve reports with respect to the Company Oil and Gas Properties or other actions that Buyer or any of its Affiliates or any Financing Source reasonably require to comply with the requirements under state and federal securities Laws or to consummate the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of Seller). Such cooperation will include (i) reasonable access to Seller’s and the Acquired Companies’ officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of Seller or the Acquired Companies (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by Buyer under the Securities Act or required by the Commission under securities Laws applicable to Buyer or any report required to be filed by Buyer under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any offering memorandum for any equity or debt financing of Buyer, (iii) providing information in connection with Buyer’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports, (iv) furnishing information to Buyer or any Financing Source with respect to the Acquired Companies or Seller (as applicable) as may be reasonably requested by Buyer or such Financing Source in order to arrange, market or consummate any such Financing, (v) providing customary access to information for any Financing Source to perform its due diligence in connection with any such Financing, and causing senior management of Seller to participate in reasonably scheduled diligence meetings in connection with such Financing, (vi) providing information with respect to property descriptions of the Company Assets necessary to execute and record a deed of trust for any such Financing, (vii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with any such Financing, (viii) causing the Acquired Companies to execute and deliver and pledge and security documents, definitive financing documents or other certificates or documents or otherwise facilitate the pledging of collateral for delivery at the consummation of the Financing on and as of Closing, as reasonably requested by Buyer, (ix) using reasonable best efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about the Acquired Companies as is reasonably requested by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT, (x) delivery of one or more customary representation letters from Seller or the Acquired Companies (as applicable) to the auditor of the Audited Financial Statements that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.14(e) and (xi) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Seller or the Acquired Companies (as applicable) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Buyer. Notwithstanding the foregoing, (x) nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates, or any third Person any rights to which it is not entitled hereunder, (y) nothing in this Section 6.14(e) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 6.14(e) and (z) Buyer will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by Seller pursuant to this Section 6.14(e) shall be at Buyer’s written request with reasonable prior notice to Seller, and no such cooperation by Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement. Seller’s agreement under this Section 6.14(e) is an accommodation by Seller to Buyer and is not a condition to Buyer’s obligations under this Agreement. For the avoidance of doubt, nothing in this Section 6.14 or any action or inaction taken hereunder, shall excuse or waive Buyer’s obligations to consummate the transactions in accordance with this Agreement. Seller shall not have any liability or responsibility to (1) any Financing Source or (2) Buyer with respect to the accuracy or completeness of any information delivered pursuant to this Section 6.14(e).

(f)                                   Notwithstanding anything to the contrary herein, it is understood and agreed that: (i) the condition precedent set forth in Section 7.1(b), as applied to Seller’s obligations under this Section 6.14, shall be deemed to be satisfied unless the Financing contemplated by the Debt Commitment Letter has not been obtained as a direct result of Seller’s willful breach of its obligations under this Section 6.14; (ii) such assistance shall not require Seller or any of its Affiliates to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing, that does not terminate without liability to Seller or any of its Affiliates upon the termination of this Agreement or that would subject Seller or its Affiliates to any liability; (iii) in each case, Seller’s cooperation pursuant to the provisions of this Section 6.14 shall be at Buyer’s sole cost and expense, and on the Closing Date or following the termination of this Agreement, Buyer shall promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates in connection with such cooperation; (iv) Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all Losses by any such Persons suffered or incurred in connection with the Financing or any assistance or activities provided in connection therewith other than to the extent such Losses arise from gross negligence, willful misconduct or bad faith of Seller, its Affiliates and their respective directors, officers, employees and agents; (v) Seller shall have the right (prior to Closing) to review any presentations or other material written information prepared by Buyer or its Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); (vi) except to the extent disclosed to potential investors and lenders in connection with the Financing (who shall hold such confidential information confidential), all non-public or otherwise confidential information regarding Seller or the Company Assets obtained by Buyer or its representatives shall be kept confidential in accordance with the Confidentiality Agreement; (vii) Seller shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters or make any representations in connection with the Financing; (viii) the assistance described in this Section 6.14 shall not require Seller to take any action that Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (ix) Seller shall not be required to provide any information to Buyer or any Financing Source that is not then in Seller’s or its Affiliates possession.

6.15                        No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 8:

(a)                                 Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the date of this Agreement until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)                                 Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)                                  For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Interests or any portion of the Company Assets.

6.16                        Lock-Up. During the period beginning on the Closing Date and ending on the one hundred eightieth (180th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), Seller will not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Units, whether any such transaction is to be settled by delivery of Common Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 6.16 shall restrict Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period or (y) filing a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act. Nothing in this Section 6.16 shall prohibit or limit the ability of Seller or any Seller Holder to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to any such Person’s limited partners, members or stockholders as part of a distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the forgoing clauses (a) through (c), so long as (x) such transfer does not occur prior to the consummation of the Election and (y) the transferee agrees in writing to be bound by all the terms of this Section 6.16, (d) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

6.17                        Election; Voting Agreements.

(a)                                 As soon as reasonably practicable following the Closing Date, Buyer shall, in consultation with Seller, prepare and file an information statement (the “Information Statement”) with the SEC in connection with the taking of action by written authorization or consent of unitholders with respect to (i) a proposal to change Buyer’s U.S. federal Income Tax status from a partnership to an entity taxable as a corporation for U.S. federal Income Tax purposes by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, as well as to approve an amendment to Buyer’s limited partnership agreement in connection therewith (collectively, the “Election”) and (ii) an amendment to the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “LTIP”) to appropriately reflect the Election and to increase the number of units eligible for issuance thereunder solely to the extent set forth in this Section 6.17. Buyer shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the SEC (or the staff of the SEC) as promptly as reasonably practicable after such filing. Buyer shall, as soon as reasonably practicable following confirmation by the SEC (or the staff of the SEC) that it has no further comments on the Information Statement, take all action necessary to set a record date for the taking of action by written authorization or consent with respect to the matters described in this Section 6.17. From the Execution Date until the date the Information Statement is filed, each Party shall, and shall cause its Representatives to, consult and cooperate in good faith with the other Party and its Representatives to agree on a tax-efficient structure to effectuate the Election, taking into account (x) the retention of a commercially reasonable tax shield for the benefit of Buyer and its existing Common Unit holders, (y) structuring options that maximize tax efficiency for the Seller Holders (including taking into account the availability of future deductions to the taxable income of Buyer) receiving Common Units pursuant to this Agreement, which options may include the use of an “up-C” structure and an associated restructuring of the issuance of Common Units issued pursuant to this Agreement and (z) any amendments to the LTIP and any of the other agreements contemplated by this Agreement reasonably necessary or advisable in connection with the Election; provided, however, that (for the avoidance of doubt and assuming the Parties’ compliance with the covenants contained in this Section 6.17(a)) failure by the Parties to agree on such a structure shall not by itself constitute a breach of either Party’s covenant in this Section 6.17(a) to consult and cooperate in good faith with the other Party and its Representatives.

(b)                                 Prior to the date that is one hundred eighty (180) days after the Closing Date (excluding the Closing Date for purposes of calculating such date), Seller, in its capacity as a unitholder of Buyer, irrevocably and unconditionally agrees that, so long as Buyer has complied with its covenants in Section 6.17(a), at any meeting of unitholders of Buyer (whether annual or special and whether or not such meeting is adjourned or postponed), however called, including any adjournment or postponement thereof, or in connection with any written authorization or consent of unitholders of Buyer, Seller shall, and shall cause any holder of record of any Common Units beneficially owned by Seller (such Common Units beneficially owned by Seller at such time, the “Covered Units”) to (i) when a meeting is held, appear at such meeting or otherwise cause such Covered Units to be counted as present thereat for the purpose of establishing a quorum, and, when a record date is set for an action by written consent, respond to each request by Buyer for written consent, if any, and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted within the time period requested by Buyer with respect to), all such Covered Units beneficially owned by Seller as of the record date for the unitholder meeting or action by written consent in favor of:

(i)                                     the Election; and

(ii)                                  the proposal by Buyer to reflect any revisions as may be necessary or appropriate to reflect the Election and to amend the LTIP to proportionately increase the number of Common Units eligible for issuance under the LTIP after taking into account the aggregate number of Common Units (the “Additional Common Units”) (A) to be issued under this Agreement and the HM Purchase Agreement, (B) issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement and the HM Purchase Agreement, assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units); and (C) an additional 4,054,054 Common Units. The aggregate Additional Common Units shall not exceed 20,000,000 Common Units, and the aggregate number of Common Units eligible for issuance under the LTIP shall not exceed twelve and a half percent (12.5%) of the sum of (I) the aggregate Common Units of Buyer outstanding at such time (which shall include the number of Common Units issued under this Agreement and the HM Purchase Agreement and issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units), but without regard to any Common Units that were issued under the LTIP) and (II) the aggregate number of Common Units eligible for issuance under the LTIP. For illustrative purposes only, a sample calculation of the Additional Common Units and the total proportionate increase in number of Common Units eligible for issuance under the LTIP after taking into account the Additional Common Units is set forth on Schedule 6.17.

6.18                        Additional Listing Application. As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Buyer shall submit to the New York Stock Exchange an additional listing application relating to the Unadjusted Common Unit Consideration (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

6.19                        Delivery of Interim Financial Statements. As soon as reasonably practicable following the Execution Date (and in any event within thirty (30) days of the Execution Date), Seller shall use its commercially reasonable efforts to deliver to Buyer unaudited balance sheets of the Acquired Companies as of, and for the three (3) months ended, March 31, 2018 and 2017, together with the related unaudited statements of income, changes in owners’ equity, and cash flow for the periods then ended. To the extent such financial statements are not delivered prior to the Closing, the preparation and delivery thereof shall be made pursuant to the terms of the Transition Services Agreement. All costs and expenses associated with Seller’s compliance with this Section 6.19 shall be the responsibility of Buyer.

6.20                        Transition Services Agreement. At the Closing, Services and Buyer each shall be ready, willing and able to enter into the Transition Services Agreement.

ARTICLE 7
Conditions to Closing

7.1                               Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 4.1, and 4.3 will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Seller made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Company Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance. Seller and, solely with respect to Section 6.20, Services shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by such Person on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Buyer shall have received the documents and certificates required under Section 2.6(b).

(e)                                  Debt Payoff Letters. Each payee of Company Indebtedness shall have delivered a Release Letter to the applicable payor Acquired Company and all indebtedness stated in each Release Letter so delivered, as well as all accrued and unpaid interest, breakage costs and prepayment fees or penalties that will be incurred in connection with the payment and discharge of such Company Indebtedness as stated in each such Release Letter, shall be paid in full at the Closing and all Liens associated therewith shall be released at the Closing and Buyer provided with UCC-3’s necessary to effectuate such termination; provided, that the foregoing condition shall be deemed satisfied if Buyer receives evidence from Seller at Closing that Seller has repaid, or concurrently with Closing will repay, such amounts pursuant to Section 2.3(a) and such Liens have been or are released as of the Closing.

(f)                                   No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(g)                                  Closing Certificate. Buyer shall have received a certificate pursuant to Section 2.6(b)(iii).

(h)                                 No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(i)                                     Closing of Haymaker Transactions. The closing of the transactions contemplated by the HM Purchase Agreement shall have occurred, or shall occur concurrently with the Closing.

7.2                               Conditions to the Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4 will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Performance. Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Seller shall have received the documents and certificates required under Section 2.6(c).

(e)                                  No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(f)                                   Closing Certificate. Seller shall have received a certificate pursuant to Section 2.6(c)(i).

(g)                                  No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(h)                                 NYSE Approval. The Additional Listing Application shall have been approved and the Unadjusted Common Unit Consideration shall have been approved for listing on the New York Stock Exchange.

(i)                                     Closing of Haymaker Transactions. The closing of the transactions contemplated by the HM Purchase Agreement shall have occurred, or shall occur concurrently with the Closing.

ARTICLE 8
Termination

8.1                               Termination. Subject to Section 8.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by the mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, upon Notice to the other Party, if the Closing has not been consummated by July 27, 2018; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Person’s (which, in the case of Seller, shall include Services) breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)                                  by Buyer, upon Notice to Seller, if (i)(A) there has been a breach by Seller or, solely with respect to Section 6.20, Services, of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller or Services, as applicable, within thirty (30) days after Notice thereof from Buyer or (B) the HM Purchase Agreement has been terminated by Buyer pursuant to Section 8.1(c) thereof, (ii) Buyer is ready, willing and able to perform all covenants to be performed by Buyer at Closing and (iii) Buyer is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b);

(d)                                 by Seller, upon Notice to Buyer, if (i)(A) there has been (1) a breach by Buyer of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after Notice thereof from Seller or (2) a HM Purchase Agreement Termination, (B) Seller and, solely with respect to Section 6.20, Services, is ready, willing and able to perform all covenants to be performed by such Person at Closing and (C) neither Seller nor, solely with respect to Section 6.20, Services is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) or (ii) (x) Buyer has failed to comply with its obligation to consummate the Closing within two (2) Business Days after the date on which it is obligated to consummate the Closing pursuant to Section 2.7, (y) all the conditions set forth in Article 7, other than the conditions to be satisfied a Closing, have been and continue to be satisfied or have been waived on the date on which Closing was to have occurred pursuant to Section 2.7 and (z) Seller stood ready, willing and able to consummate the Closing throughout such period;

(e)                                  subject to Section 2.5, by Seller or Buyer, if the Walk-Right Amounts exceed the Walk-Right Threshold;

(f)                                   by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable; or

(g)                                  by Seller, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is one (1) Business Day after the Execution Date, Buyer fails to fund into the General Escrow Account the Cash Escrow Amount pursuant to Section 2.8(a).

8.2                               Effect of Termination. If a Party terminates this Agreement under Section 8.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 8, Article 10, the provisions of Section 6.3, Section 6.7 and Section 6.8 shall survive termination hereof. No termination of this Agreement pursuant to Section 8.1 and nothing contained in this Section 8.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.3                               Remedies for Termination.

(a)                                 If Seller has the right to terminate this Agreement pursuant to Section 8.1(d), then Seller shall be entitled to either (i) terminate this Agreement and receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Seller, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Seller seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Seller shall have the right to terminate this Agreement and receive the Cash Escrow Amount from the Escrow Agent as liquidated damages, in which case the

Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Seller. If Seller terminates this Agreement as described in this Section 8.3(a), upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages in clause (i) of this Section 8.3(a) are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Buyer waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Seller and Buyer agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(a).

(b)                                 If Buyer has the right to terminate this Agreement pursuant to Section 8.1(c), then Buyer shall be entitled to (i) terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Cash Escrow Amount, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Buyer seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer shall have the right to terminate this Agreement, receive return of the Cash Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Cash Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Cash Escrow Amount. Seller waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(b).

(c)                                  If Seller has the right to terminate this Agreement pursuant to Section 8.1(g), Buyer shall promptly pay to Seller an amount in cash equal to ten percent (10%) of the Unadjusted Cash Purchase Price.

(d)                                 If this Agreement terminates for reasons other than those set forth in Sections 8.3(a), 8.3(b) or 8.3(c), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, (ii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Cash Escrow Amount to Buyer free and clear of any claims thereon by Seller, and (iii) Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(e)                                  Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Interests and Company Assets or Buyer (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

ARTICLE 9
Indemnification

9.1                               Survival of Representations, Warranties and Covenants. All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 6.1 and Section 6.2 shall survive the Closing until the date that is 180 days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided, that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

9.2                               Indemnification in Favor of Buyer.

(a)                                 Subject to the other terms of this Article 9, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, including from and after the Closing the Acquired Companies, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by Seller in Article 3 or Article 4 or in the certificate delivered by Seller pursuant to Section 2.6(b)(iii);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(iii)                               Taxes allocable to Seller under Section 6.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Seller as a result of the adjustments under Section 2.2);

(iv)                              the ownership, use or operation of the Excluded Assets; or

(v)                                 the matters set forth on Schedule 9.2(a)(v).

(b)                                 “Losses” means any and all liabilities, damages, fines, penalties, losses, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)                                  The Losses of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)                                 Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) an inaccuracy or breach of a representation or warranty (other than Sections 4.5(d) or 4.6 or any reference to “Material” in the term “Seller Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 4.6(a) and any reference to “Material” in the term “Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.3                               Indemnification Obligations of Buyer.

(a)                                 Subject to the other terms of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)                                     any inaccuracy or breach of any representation or warranty made by Buyer in Article 5 or in the certificate delivered by Buyer pursuant to Section 2.6(c)(i);

(ii)                                  any failure or breach of any covenant, agreement or undertaking made by Buyer in this Agreement; and

(iii)                               Taxes allocable to Buyer under Section 6.9(a) (taking into account, and without duplication of, any such Taxes effectively borne by Buyer as a result of the adjustments under Section 2.2).

(b)                                 The Losses of Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)                                  Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.3, (i) an inaccuracy or breach of a representation or warranty (other than Sections 5.8 and 5.12) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 5.12(a)) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.4                               Indemnification Procedure.

(a)                                 Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Seller, as the case may be (in such capacity, Buyer or Seller is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)                                 No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer (on behalf of the Buyer Indemnified Parties) or Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

9.5                               Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)                                 Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)                                 Once a payment is owed and payable as set forth in Section 9.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from Seller in accordance with this Agreement, then Buyer and Seller shall execute a Joint Instruction Letter to instruct the Escrow Agent to pay such amount to the Buyer Indemnified Party through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so disbursed (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be disbursed valued at the Per Unit Value. Notwithstanding anything herein to the contrary, no fractional Common Units shall be disbursed from the General Escrow Account, and, to the extent that any such fractional units would be required to be so disbursed but for this sentence, such fractional units shall be rounded up or down to the nearest whole number of the applicable Common Units.

(c)                                  Escrow Release.

(i)                                     On the date that is 180 days after the Closing Date (such date, the “General Escrow First Release Date”), an amount equal to one-half (1/2) of the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 to the extent such amount exceeds that amount of the General Escrow Balance to be released pursuant to this Section 9.5(c)(i) (to the extent such claims, if any, remain unresolved), shall be released to the Seller Holders. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller and each Seller Holder, as applicable, such amount to be released under this Section 9.5(c)(i) through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be released valued at the Per Unit Value, to an account or accounts designated by Seller pursuant to the Joint Instruction Letter.

(ii)                                  On the one (1) year anniversary of the Closing Date (such date, the “General Escrow Second Release Date”), an amount equal to the balance of the General Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 (to the extent such claims, if any, remain unresolved) shall be released to the Seller Holders. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the General Escrow First Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller and each Seller Holder, as applicable such amount to be released under this Section 9.5(c)(ii) through a combination of Indemnity Escrow Units and Cash Escrow Amount with a total value equal to the amount to be so released (valuing such Indemnity Escrow Units at the Per Unit Value), in portions of Indemnity Escrow Units and Cash Escrow Amounts determined by Seller in its sole discretion, with the number of Indemnity Escrow Units elected by Seller to be released valued at the Per Unit Value, to an account or accounts designated by Seller pursuant to the Joint Instruction Letter.

(iii)                               Upon the resolution of all such outstanding claims described in the first sentence of Section 9.5(c)(ii), Seller and Buyer shall promptly (but in any event within five (5) Business Days of such resolution) execute a Joint Instruction Letter to instruct the Escrow Agent to pay to the Seller Holders all amounts then contained in the General Escrow Account by wire transfer of immediately available funds to an account or accounts designated by Seller pursuant to the Joint Instruction Letter

9.6                               Limits of Liability.

(a)                                 Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.2(a)(i), or for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars

($100,000) (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations, the applicable Tax Representations or the Special Warranty of Title. In no event shall Seller be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

(b)                                 Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.3(a)(i), or for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations or the applicable Tax Representations. In no event shall Buyer be liable for any Seller Losses (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

9.7                               Sole and Exclusive Remedy.

(a)                                 From and after the Closing, the remedies set forth in this Article 9 shall, in the absence of Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer and Seller pursuant to Section 2.6(b)(iii) and Section 2.6(c)(i), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, in the absence of Fraud, from and after the Closing the remedies available in this Article 9 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)                                 Buyer, on behalf of itself and all other Buyer Indemnified Parties, further acknowledges and agrees that, after the Closing, in the absence of Fraud or as otherwise contemplated in Section 9.6(a), the General Escrow Balance then held in the General Escrow Account pursuant to the Escrow Agreement shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under this Article 9.

9.8                               Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR

CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

9.9                               Insurance Proceeds. The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

9.10                        Tax Treatment of Indemnity Payments. For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

9.11                        Damages Waiver. No Indemnifying Party shall have any liability under this Article 9 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

ARTICLE 10
Other Provisions

10.1                        Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: Robert@kimbellrp.com

Facsimile: (817) 877-3728

Attention: Robert D. Ravnaas

With a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com

Facsimile: (713) 229-2858

Attention: Jason A. Rocha and Josh Davidson

If to Seller, to:

c/o Kohlberg Kravis Roberts & Co. L.P.

600 Travis Street, Suite 7200

Houston, TX 77002

Email: dash.lane@kkr.com

Facsimile: (713) 583-9430

Attention: Dashiell Lane

With a copy to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Email: john.pitts@kirkland.com and david.castro@kirkland.com

Facsimile: (713) 836-3601

Attention: John D. Pitts, P.C. and David M. Castro, Jr., P.C.

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, TX 77002

Email: jack.langlois@dlapiper.com

Facsimile: (713) 300-6019

Attention: Jack Langlois

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2                        Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3                        Rights of Third Parties. Subject to Sections 9.2, 9.3, 10.10 and 10.12 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

10.4                        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5                        Entire Agreement. This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.6                        Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or Buyer, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

10.7                        Amendments. Subject to Section 10.10, this Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.8                        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.9                        Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10                 No Recourse to Financing Sources. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AGREES THAT NEITHER IT, NOR ANY OF ITS FORMER, CURRENT OR FUTURE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, MEMBERS, PARTNERS, AGENTS OR OTHER REPRESENTATIVES AND AFFILIATES (COLLECTIVELY, “SELLER RELATED PARTIES”), SHALL HAVE ANY CLAIM AGAINST ANY FINANCING SOURCE, ANY LENDER OR EQUITY PURCHASER OR OTHER PROVIDER OF EQUITY CAPITAL, INCLUDING, IN EACH CASE, APOLLO CAPITAL MANAGEMENT, L.P., PARTICIPATING IN THE FINANCING OR ANY OF THEIR RESPECTIVE FORMER, CURRENT OR FUTURE GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MANAGERS, MEMBERS, AGENTS, REPRESENTATIVES, AFFILIATES, SUCCESSORS OR ASSIGNS (COLLECTIVELY, “FINANCE RELATED PARTIES”), NOR SHALL ANY FINANCE RELATED PARTY HAVE ANY LIABILITY WHATSOEVER TO SELLER RELATED PARTY, IN CONNECTION WITH THE FINANCING CONTEMPLATED BY SECTION 6.14 OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, IN EACH CASE, WHETHER ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE BY ANY FINANCE RELATED PARTY; PROVIDED, HOWEVER, THAT THIS SECTION 10.10 SHALL NOT LIMIT ANY LIABILITY OF BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding anything to the contrary in this Agreement, each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 10.10. Each of the Parties hereto agrees that, Section 10.11 notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York. This Section 10.10 is intended to benefit and may be enforced by any Financing Source and the Finance Related Parties. In no event will Seller or any of its Affiliates have any liability of any kind or nature to any Financing Source or any Finance Related Party arising or resulting from any cooperation or assistance provided pursuant to Section 6.14. Notwithstanding anything to the contrary in this Agreement, this Section 10.10 may not be amended or modified in a manner that adversely impacts in any respect any Financing Source or Finance Related Party without the prior written consent of the applicable Financing Source.

10.11                 Governing Law; Jurisdiction.

(a)                                 Law. This Agreement (other than Section 10.10) shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction.

(b)                                 Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.11(b).

(d)                                 JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

10.12                 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.13                 No Joint Obligations. It is acknowledged that Buyer is entering into a securities purchase agreement with Haymaker Minerals & Royalties, LLC (the “HM Purchase Agreement”)

substantially concurrently with the execution of this Agreement. In addition to, and without any limitation of, the provisions of Section 10.12, it is expressly acknowledged and agreed that:

(a)                                 none of Seller or any of its Non-Recourse Parties shall have any liability for any obligations or liabilities arising under the HM Purchase Agreement, and in no event shall any Buyer Indemnified Party seek to enforce the HM Purchase Agreement against, make any claims for breach of the HM Purchase Agreement against, or seek to recover monetary damages from, Seller or any of its Non-Recourse Parties under the HM Purchase Agreement;

(b)                                 none of “Seller” (as defined in the HM Purchase Agreement) or any of its “Non-Recourse Parties” (as defined in the HM Purchase Agreement) shall have any liability for any obligations or liabilities arising under this Agreement, and in no event shall any Buyer Indemnified Party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, such Persons under this Agreement;

(c)                                  the obligations and liabilities of Seller under this Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with “Seller” (as defined in the HM Purchase Agreement); and

(d)                                 the obligations and liabilities of “Seller” (as defined in the HM Purchase Agreement) under the HM Purchase Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with Seller.

10.14                 Legal Representation. Following the Closing, Kirkland & Ellis LLP (“K&E LLP”) may serve as counsel to Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and its Non-Recourse Parties shall be solely that of K&E LLP. Any privilege attaching as a result of K&E LLP representing Seller or any of its Affiliates (including the Acquired Companies) in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer or the Acquired Companies, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer and the Acquired Companies may assert such privilege to prevent the disclosure of any Privileged Communications by K&E LLP to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of K&E LLP representing the Acquired Companies in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between K&E LLP and the Acquired Companies prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates (including after Closing, the Acquired Companies), successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by the Acquired

Companies of the attorney-client privilege of the obligations of confidentiality owed by K&E LLP to the Acquired Companies with respect to matters not regarding this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature Page to the Securities Purchase Agreement]

SELLER:

HAYMAKER RESOURCES, LP

By: Haymaker Resources GP, LLC
Its: General Partner

By:	/s/ Dashiell Lane
Name: Dashiell Lane
Title: Vice President

Solely for the limited purpose of Section 6.20:

SERVICES:

HAYMAKER SERVICES, LLC

By:	/s/ Vasilis Mouratoff
Name: Vasilis Mouratoff
Title: Chief Financial Officer and General Counsel

[Signature Page to the Securities Purchase Agreement]

Exhibit C

EQUITY INTEREST ASSIGNMENT AGREEMENT

This Equity Interest Assignment Agreement (this “Assignment”) is made and entered into effective as of 12:01 a.m., Houston, Texas time, on [•], 2018, by and between Haymaker Resources, LP, a Delaware limited partnership (“Assignor”), and Kimbell Royalty Partners, LP, a Delaware limited partnership (“Assignee”). Assignor and Assignee are sometimes referred to herein as a “Party” or the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Assignor owns all of the issued and outstanding limited partner interests (the “Limited Partner Interests”) of Haymaker Properties, LP, a Delaware limited partnership (the “Acquired Partnership”), and membership interests (the “Membership Interests” and, together with the Limited Partner Interests, the “Acquired Interests”) of Haymaker Properties GP, LLC, a Delaware limited liability company (the “Acquired General Partner” and, together with the Acquired Partnership, the “Acquired Companies”)

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of May 28, 2018 (the “Purchase Agreement”), among Assignor, Haymaker Services, LLC (solely for purposes of Section 6.20 of the Purchase Agreement) and Assignee, Assignor desires to sell to Assignee, and Assignee desires to acquire from Assignor, all of the Acquired Interests, on and subject to the terms and conditions contained in the Purchase Agreement; and

WHEREAS, Assignor desires to effect the sale, transfer, assignment, conveyance and delivery of all of the Acquired Interests to Assignee as set forth above.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby and thereby acknowledged, the Parties agree as follows:

1.                                      Assignment. Assignor irrevocably and forever SELLS, TRANSFERS, ASSIGNS, CONVEYS AND DELIVERS to Assignee, its successors and assigns, and Assignee PURCHASES, ASSUMES AND ACCEPTS, Assignor’s entire right, title and interest in and to the Acquired Interests, free and clear of all Liens (other than generally applicable restrictions on transfer arising under state and federal securities Laws).

2.                                      Substitution as Limited Partner and Member. From and after the Closing, Assignee shall be substituted for Assignor as the limited partner of the Acquired Partnership and the member of the Acquired General Partner with respect to the Limited Partner Interests and Membership Interests, respectively, and Assignor does withdraw from the Acquired Companies as the limited partner or member, as applicable, cease to be the limited partner or member, as applicable, of the Acquired Companies and cease to have or exercise any rights or power as a limited partner and member, as applicable, of the Acquired Companies or in any regard with respect to the Acquired Interests. The Parties agree that the assignment of the Acquired Interests, the admission of Assignee as the limited partner or member, as applicable, and the cessation of Assignor as a limited partner and member, as applicable, of the Acquired Companies shall not dissolve the Acquired Companies, and the business of the Acquired Companies shall continue.

3.                                      General Provisions.

(a)                                 Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

(b)                                 Governing Law; Jurisdiction. The provisions of Section 10.11 to the Purchase Agreement (Governing Law; Jurisdiction) are hereby incorporated into this Assignment by reference, mutatis mutandis.

(c)                                  Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

(d)                                 Assignment. Neither Party shall assign this Assignment or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(e)                                  Conflict. This Assignment is made pursuant to, and is subject to the terms of, the Purchase Agreement. Notwithstanding anything to the contrary contained in this Assignment, nothing contained herein is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the parties to the Purchase Agreement under the Purchase Agreement, and in the event of any conflict between the terms and provisions hereof and the terms and the provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control.

(f)                                   Amendment or Supplement. This Assignment may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Assignment executed by each Party to this Assignment.

(g)                                  Severability. If any term or provision of this Assignment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Assignment or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties hereto as of the date and year first above written.

ASSIGNOR:

HAYMAKER RESOURCES, LP

By:	Haymaker Resources GP, LLC
Its:	General Partner

By:
Name: Dashiell Lane
Title: Vice President

[Signature Page to Equity Interest Assignment Agreement]

ASSIGNEE:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
Its:	General Partner

By:
Name:
Title:

[Signature Page to Equity Interest Assignment Agreement]

Exhibit D

OFFICER’S CERTIFICATE

OF

HAYMAKER RESOURCES GP, LLC

[•], 2018

The undersigned, Dashiell Lane, in his capacity as Vice President of Haymaker Resources GP, LLC, a Delaware limited liability company and the general partner of Haymaker Resources, LP, a Delaware limited partnership (“Seller”), and not in his individual capacity, and without personal liability, delivers this officer’s certificate (this “Certificate”) to Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”), pursuant to Section 2.6(b)(iii) of that certain Securities Purchase Agreement, dated as of May 28, 2018, among Buyer, Haymaker Services, LLC (solely for purposes of Section 6.20) and Seller (the “Purchase Agreement”), and hereby certifies the following:

1.                                      (a) The representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 4.1 and 4.3 of the Purchase Agreement were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Purchase Agreement and are true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (b) all other representations and warranties of Seller made in the Purchase Agreement (other than representations and warranties described in clause (a) above) were true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in the Purchase Agreement) as of the date of the Purchase Agreement and are true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in the Purchase Agreement) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Company Material Adverse Effect qualifications contained in the Purchase Agreement) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.                                      Seller has performed or complied with in all material respects all of the covenants and agreements required by the Purchase Agreement to be performed or complied with by Seller on or before the Closing.

Capitalized terms used but not defined in this Certificate shall have the meanings given to such terms in the Purchase Agreement.

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The undersigned has executed this Certificate as of the date first set forth above.

Dashiell Lane
Vice President

[Signature Page to Officer’s Certificate — Seller]

Exhibit E

OFFICER’S CERTIFICATE

OF

KIMBELL ROYALTY GP, LLC

[•], 2018

The undersigned, R. Davis Ravnaas, in his capacity as President and Chief Financial Officer of Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”), and not in his individual capacity, and without personal liability, delivers this officer’s certificate (this “Certificate”) to Haymaker Resources GP, LLC, a Delaware limited liability company (“Seller”), pursuant to Section 2.6(c)(i) of that certain Securities Purchase Agreement, dated as of May 28, 2018, among Buyer, Haymaker Services, LLC (solely for purposes of Section 6.20) and Seller (the “Purchase Agreement”), and hereby certifies the following:

1.                                      (a) The representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4 of the Purchase Agreement were true and correct in all respects (other than de minimis inaccuracies) as of the date of the Purchase Agreement and are true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (b) all other representations and warranties of Buyer made in the Purchase Agreement (other than representations and warranties described in clause (a) above) were true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained in the Purchase Agreement) as of the date of the Purchase Agreement and are true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained in the Purchase Agreement) as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained in the Purchase Agreement) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

2.                                      Buyer has performed or complied with in all material respects all of the covenants and agreements required by the Purchase Agreement to be performed or complied with by Buyer on or before the Closing.

Capitalized terms used but not defined in this Certificate shall have the meanings given to such terms in the Purchase Agreement.

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The undersigned has executed this Certificate as of the date first set forth above.

R. Davis Ravnaas
President and Chief Financial Officer

[Signature Page to Officer’s Certificate — Buyer]

Exhibit F

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2018 (this “Agreement”), is by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), and the holders of common units representing limited partner interests in the Partnership (the “Common Units”) listed on the signature page hereof.

RECITALS

WHEREAS, as of May 28, 2018, the Partnership entered into a Securities Purchase Agreement among Haymaker Resources, LP, Haymaker Services, LLC (solely for the purpose of Section 6.20 therein) and the Partnership and a Securities Purchase Agreement among Haymaker Minerals & Royalties, LLC (together with Haymaker Resources, LP, the “Sellers”), Haymaker Services, LLC (solely for the purpose of Section 6.20 therein) and the Partnership (collectively, the “Haymaker Purchase Agreements”), pursuant to which the Sellers will contribute certain of their assets to the Partnership in consideration for cash and Common Units;

WHEREAS, as of May 28, 2018, the Partnership entered into a Series A Preferred Unit Purchase Agreement (the “Preferred Unit Purchase Agreement” and, together with the Haymaker Purchase Agreements, the “Purchase Agreements”) with [certain affiliates of Apollo Capital Management, L.P. party thereto] (“Apollo”), providing for the issuance and sale of Series A Cumulative Convertible Preferred Units (the “Preferred Units”) of the Partnership convertible into Common Units;

WHEREAS, the Partnership has proposed to change the Partnership’s U.S. federal income tax status from a partnership to an entity taxable as a corporation for U.S. federal income tax purposes by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, as well as to approve an amendment, or amendment and restatement, to the Partnership’s limited partnership agreement in connection therewith (collectively, the “Election”); and

WHEREAS, resales by the Holders of the Common Units may be required to be registered under the Securities Act and applicable state securities laws, depending upon the status of a Holder or the intended method of distribution of the Common Units.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.

(a)                                 For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any Person.

“Amended Partnership Agreement” means Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended or restated from time to time.

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.

“Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day on which the NYSE is open for trading.

“Common Unit Price” means $[•].

“Election Amendment” means, subject to Section 2.13, the amendment to this Agreement as may be executed simultaneously with the effective date of the Election.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means a registration under the Securities Act of (i) securities pursuant to one or more Demand Requests pursuant to Section 2.1 hereof, (ii) securities registered on Form S-8 or any similar successor form and (iii) securities registered to effect the acquisition of or combination with another Person.

“Existing Holders” means any securityholder who has registration rights pursuant to the Existing Registration Rights Agreement.

“Existing Registration Rights Agreement” means that certain Contribution, Conveyance, Assignment and Assumption Agreement dated as of December 20, 2016 by and among the Partnership, Kimbell Intermediate Holdings, LLC, Kimbell Royalty Holdings, LLC and each of the other parties listed on the Exhibit A thereto, as may be amended from time to time.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Holder” means (i) a securityholder listed on the signature page hereof and (ii) any direct or indirect transferee of any such securityholder, in each case that holds Registrable Securities, including any securityholder that receives Registrable Securities upon a distribution or liquidation of a Holder, who has been assigned the rights of the transferor Holder under this Agreement in accordance with Section 2.8.

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“Liquidated Damages Multiplier” means the product of the Common Unit Price and the number of Registrable Securities (including Common Units issuable upon conversion of the Preferred Units at the date of determination) held by such applicable Holder as provided in Section 2.1(b) and Section 2.5(b).

“NYSE” means the New York Stock Exchange.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.

“Overnight Underwritten Offering” means an underwritten offering that is launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means, at any time, (a) the Common Units issued to the Holders under the Haymaker Purchase Agreements or (b) Common Units issued or issuable to the Holders upon the conversion of the Preferred Units pursuant to the Preferred Unit Purchase Agreement, in each case including any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) they have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Partnership’s performance of or compliance with this Agreement, including, without limitation: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to the Partnership and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by the Partnership (including, without limitation, any expenses arising from any special audits or

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“comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE (or NASDAQ or any other national securities exchange on which the Common Units may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred by the Partnership in connection with any road show for underwritten offerings; and (vii) reasonable fees and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Sellers and one counsel to Apollo (which, in the case of Holders of Registrable Securities other than Apollo, shall be chosen by the Holders of a majority of Registrable Securities (other than Apollo) to be included in such offering).

“Registration Statement” means any registration statement of the Partnership that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.

“Required Holders” means Holders who then own beneficially more than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“Same-Day Offering” means an underwritten offering that is launched before the open of trading on one trading day and priced before the open of trading or after the close of trading on such same trading day.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders.

“Shelf Registration Statement” means a “shelf” registration statement of the Partnership that covers all the Registrable Securities (and may cover other securities of the Partnership) on Form S-3 and under Rule 415 under the Securities Act or, if the Partnership is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 2.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each

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case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Target Apollo Effective Date” means the earliest date that the Preferred Units may convert into Common Units pursuant to the Amended Partnership Agreement.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(b)                                 For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Advice	2.5(a)
Agreement	Introductory Paragraph
Apollo	Recitals
Blackout Period	2.4(s)
Common Units	Introductory Paragraph
Demand Request	2.1(d)
Effective Date	2.1(a)
Election	Recitals
First Target Effective Date	2.1(b)
Haymaker Purchase Agreements	Recitals
LD Period	2.1(b)
LD Termination Date	2.1(b)
Liquidated Damages	2.1(b)
Material Adverse Effect	2.1(f)
Opt-Out Notice	2.2(c)
Participating Majority	2.1(e)
Partnership	Introductory Paragraph
Partnership Notice	2.1(d)
Partnership Underwritten Offering	2.3
Piggyback Registration Notice	2.2(a)
Preferred Unit Purchase Agreement	Recitals
Preferred Units	Recitals
Purchase Agreements	Recitals
Records	2.4(l)
Requesting Holder	2.1(d)
Seller Affiliates	2.7
Sellers	Recitals
Suspension Notice	2.5(a)
Suspension Period	2.1(g)
Underwritten Shelf Takedown	2.1(c)

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1.2                               Other Definitional and Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply.

(a)                                 When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(b)                                 Any reference in this Agreement to $ means U.S. dollars.

(c)                                  Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.

(d)                                 The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and should not be utilized in, the construction or interpretation of this Agreement.

(e)                                  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement.

(f)                                   The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)                                  The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)                                 Any reference to Common Units shall apply to any other securities of the Partnership or any successor of the Partnership issued or issuable with respect to such Common Units by way of a unit dividend or unit split or in connection with a combination of units, recapitalization, merger, consolidation or reorganization or similar event involving a change in the capital structure of the Partnership.

ARTICLE II

REGISTRATION RIGHTS

2.1                               Shelf Registration.

(a)                                 The Partnership will prepare, file (to the extent not previously filed) and use its reasonable best efforts to cause to become effective no later than the 160th day following the date of this Agreement (the “Effective Date”), a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration

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Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement), registering for resale the Registrable Securities under the Securities Act. The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until all Registrable Securities cease to be Registrable Securities, the Partnership shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Partnership is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)                                 If a Shelf Registration Statement required by Section 2.1(a) is not declared effective prior to the 180th day following the date of this Agreement, with respect to each Holder other than Apollo (the “First Target Effective Date”) (or, with respect to Apollo, the Target Apollo Effective Date), then each applicable Holder shall be entitled to a payment (with respect to the Registrable Securities held by such applicable Holder), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for the first 60 days following the First Target Effective Date or Target Apollo Effective Date, as applicable, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days and 1.0% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within 10 Business Days after the end of each such 30-day period. Any Liquidated Damages shall be paid to each such applicable Holder in immediately available funds. The accrual of Liquidated Damages shall cease (a “LD Termination Date” and, each such period beginning on the First Target Effective Date or Target Apollo Effective Date, as applicable, and ending on a LD Termination Date being, a “LD Period”) at the earlier of (i) such Shelf Registration Statement becoming effective and (ii) when such Holder no longer holds Registrable Securities. Any amount of Liquidated Damages shall be prorated for any period of less than 30 calendar days accruing during a LD Period. If the Partnership is unable to cause a Shelf Registration Statement to go effective by the First Target Effective Date or Target Apollo Effective Date, as applicable, as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, and the applicable Holders may grant or withhold their consent to

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such request in their discretion. For the avoidance of doubt, nothing in this Section 2.1(b) shall relieve the Partnership from its obligations under Section 2.1(a).

(c)                                  Any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that in the case of each such Underwritten Shelf Takedown, such Holder or Holders will be entitled to make such demand only if the gross proceeds from the sale of Registrable Securities in the Underwritten Shelf Takedown (before the deduction of underwriting expenses and discounts) is reasonably expected to exceed, in the aggregate, $50 million. At the request of such Holders, the plan of distribution for an Underwritten Shelf Takedown may include a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Partnership and the underwriters . Subject to the other limitations contained in this Agreement, the Partnership will not be obligated hereunder to effect an Underwritten Shelf Takedown within 90 days after the closing of an Underwritten Shelf Takedown and the Holders shall be entitled to have no more than three Underwritten Shelf Takedowns per calendar year.

(d)                                 All requests (a “Demand Request”) for Underwritten Shelf Takedowns shall be made by the Holder or Holders making such request (the “Requesting Holder”) by giving written notice to the Partnership. Each Demand Request shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range of securities to be sold in such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Request, the Partnership shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Partnership Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Partnership has received written requests for inclusion therein within five Business Days after sending the Partnership Notice. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in the Underwritten Shelf Takedown pursuant to this Section 2.1(d) by giving written notice to the Partnership of such withdrawal until the earlier of (i) the issuance of a press release by the Partnership with respect to such Underwritten Shelf Takedown or (ii) the filing of any prospectus or prospectus supplement relating to such Underwritten Shelf Takedown.

(e)                                  The Participating Majority shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Partnership to act as the managing underwriter or underwriters in connection with such Underwritten Shelf Takedown. The “Participating Majority” shall mean, with respect to any particular Underwritten Shelf Takedown, the Holder(s) of a majority of the Registrable Securities requested to be included in such Underwritten Shelf Takedown. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 2.1(h). The Partnership will use its reasonable best efforts to cause members of senior management to cooperate with the underwriter(s) in connection with the Underwritten Shelf Takedown and make themselves reasonably available to participate in the marketing process in

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connection with the Underwritten Shelf Takedown as required by the managing underwriter(s) and providing such additional information reasonably requested by the managing underwriter(s) (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to the Underwritten Shelf Takedown.

(f)                                   If the managing underwriter(s) for such Underwritten Shelf Takedown advise the Partnership and the participating Holders that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will materially and adversely affect the pricing of the offering (a “Material Adverse Effect”), then the Partnership shall so advise all Holders of Registrable Securities and the Existing Holders which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the underwriting shall be allocated among the participating Holders and participating Existing Holders, (i) first, among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting and (ii) second, to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to any participating Existing Holders and other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the Existing Registration Rights Agreement and other contractual registration rights) requested by such Existing Holders and other Persons to be included in such underwriting. The Partnership shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).

(g)                                  Upon written notice to the Holders of Registrable Securities, the Partnership shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 2.4(s) (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if (i) the Partnership receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Partnership receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (iv) the board of directors, chief executive officer or chief financial officer of the General Partner determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Partnership shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Partnership determines in

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good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Partnership.

(h)                                 If requested by the managing underwriter(s) for an Underwritten Shelf Takedown, the Partnership shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance (including with respect to representations and warranties by the Partnership) as is customarily given by the Partnership to underwriters in an underwritten public offering, and to contain indemnities generally to the effect and to the extent provided in Section 2.7. No Holders of Registrable Securities may participate in the Underwritten Shelf Takedown unless such Holder (i) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Holder’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(i)                                     Each of the Holders hereby agrees (a) to cooperate with the Partnership and to furnish to the Partnership all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Partnership may reasonably request, (b) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (c) if requested by the Partnership, to notify the Partnership of any sale of Registrable Securities by such Holder.

2.2                               Piggyback Registrations.

(a)                                 Each time the Partnership proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Partnership or the account of any Existing Holder) and the form of registration statement to be used (including a Shelf Registration Statement) permits the registration of Registrable Securities, the Partnership shall give prompt written notice (a “Piggyback Registration Notice”) to each Holder of Registrable Securities (which notice shall be given not less than (i) five Business Days prior to the anticipated filing date or (ii) three Business Days in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”), which notice shall offer each such Holder the opportunity to include any or all of its or his Registrable Securities in such registration statement, subject to the limitations contained

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in Section 2.2(b) hereof. Each Holder who desires to have its or his Registrable Securities included in such registration statement shall so advise the Partnership in writing (stating the number of Registrable Securities desired to be registered) within three Business Days (or one Business Day in the case of an Overnight Underwritten Offering, Same-Day Offering or similar “bought deal”) after the date of such notice from the Partnership. Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2(a) by giving written notice to the Partnership of such withdrawal. Subject to Section 2.2(b) below, the Partnership shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Partnership may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered. For the avoidance of doubt, any registration or offering pursuant to this Section 2.2 shall not be considered an Underwritten Shelf Takedown for purposes of Section 2.1 of this Agreement.

(b)                                 With respect to any registration pursuant to Section 2.2(a), if the managing underwriter(s) advise the Partnership that the inclusion of the amount of securities (including Registrable Securities) requested to be included in the Registration Statement will have a Material Adverse Effect, the Partnership shall so advise all Holders of Registrable Securities and the Existing Holders which would otherwise be underwritten pursuant hereto, and the amount of securities that may be included in the Registration Statement shall be allocated: (i) in the case of a registration for the account of the Partnership, (a) first, to include the securities the Partnership proposes to register, (b) second, among the participating Holders and participating Existing Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders and Registrable Securities (as defined in the Existing Registration Rights Agreement) requested by such Existing Holders to be included in such underwriting and (c) third, among any other Persons pursuant to contractual registration rights on as nearly as possible on a pro rata basis, and (ii) in the case of a registration for the account of the Existing Holders or any other Persons pursuant to contractual registration rights, (a) first, among the participating Existing Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the Existing Registration Rights Agreement) requested by such Existing Holders to be included in such underwriting, (b) second, among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable Securities requested by such Holders to be included in such underwriting (c) third, to include the securities the Partnership proposes to register, if at all, and (d) fourth, among any such other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis. If, as a result of the provisions of this Section 2.2(b), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Registration Statement. No Person may participate in any Registration Statement pursuant to Section 2.2(a) unless such Person (i) agrees to sell such person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form,

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reasonably required under the terms of such underwriting arrangements; provided, however, that no such Person shall be required to (A) make any representations or warranties in connection with any such registration other than representations and warranties as to (1) such Person’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (2) such Person’s power and authority to effect such transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested or (B) undertake any indemnification obligations to the Partnership or the underwriters with respect thereto except as otherwise provided in Section 2.7.

(c)                                  Any Holder of Registrable Securities may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder of Registrable Securities not receive from the Partnership any Piggyback Registration Notice; provided, however, that such Holder of Registrable Securities may later revoke any such Opt-Out Notice in writing.  Following receipt of an Opt-Out Notice from a holder of Registrable Securities (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder of Registrable Securities pursuant to Section 2.2(a) and such Holder of Registrable Securities shall no longer be entitled to participate in any registration or offering pursuant to Section 2.2(a).

2.3                               Holdback Agreement. Upon the request of the Partnership, by electing to include Registrable Securities in a Partnership registration statement pursuant to Section 2.1 or Section 2.2, the Holder shall agree not to effect any sale or distribution of securities of the Partnership of the same or similar class or classes of the securities included in the Partnership registration statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during such periods as reasonably requested (but in no event for a period longer than 45 days following the date of the applicable Prospectus; provided each of the executive officers and directors of the Partnership that hold Common Units of the Partnership or securities convertible into or exchangeable or exercisable for Common Units of the Partnership are subject to the same restriction for the entire time period required of the Holders hereunder) by the representatives of the underwriters, if an underwritten offering by the Partnership (a “Partnership Underwritten Offering”); provided further, for the avoidance of doubt, that such restrictions shall only apply if the Holders are able to sell Registrable Securities in such a Partnership Underwritten Offering. The provisions of this Section 2.3 will no longer apply to a Holder once such Holder ceases to hold at least 1% of the Registrable Securities acquired as a result of the transactions contemplated in the Purchase Agreements. The provisions of this Section 2.3 shall not apply to (i) any transfer of Registrable Securities by a Holder to (a) any stockholder, member, managing member, general or limited partner of any Holder, or (b) any investment fund managed by any of such persons or (c) any other Affiliate of any Holder, or to any other Affiliate of a Holder, so long as such transfer is not for value and any such person agrees to and remains to be bound hereby, (ii) the entry by any Holder of a bona fide pledge of any Registrable Securities (and any foreclosure on any such pledge) and (iii) any hedging transaction with respect to an index or basket of securities where the equity securities of the Partnership constitute a de minimis amount.

2.4                               Registration Procedures. In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Partnership will use its reasonable best

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efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Partnership will:

(a)                                 if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;

(b)                                 promptly notify each selling Holder, promptly after the Partnership receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;

(c)                                  after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Partnership amend or supplement such Registration Statement or Prospectus;

(d)                                 prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Section 2 hereof;

(e)                                  furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f)                                   use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Partnership shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Partnership is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Partnership is already subject to taxation in such jurisdiction;

(g)                                  use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Partnership are then listed;

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(h)                                 provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

(i)                                     use its reasonable best efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Partnership for the purposes of such registration, in form and substance as is customarily given to underwriters by the Partnership in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent public accountants of the Partnership, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Partnership, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriters;

(j)                                    if requested by the Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or the managing underwriter (if any) may request and keep available and make available to the Partnership’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;

(k)                                 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Partnership to underwriters in an underwritten public offering, with the underwriter(s) of such offering;

(l)                                     upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Partnership, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Partnership reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Partnership’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Partnership determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such

14

inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable it shall give notice to the Partnership and allow the Partnership to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(m)                             promptly notify the selling Holders and any underwriter(s) of the notification to the Partnership by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;

(n)                                 promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);

(o)                                 promptly notify the selling Holders and any underwriter(s) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(p)                                 make available to each Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Partnership, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Partnership to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body

15

having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Partnership will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Partnership will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(q)                                 take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Partnership, the Partnership will take all reasonable action to make any such prohibition inapplicable;

(r)                                    take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and

(s)                                   notwithstanding any other provision of this Agreement, the Partnership shall not be required to file a Registration Statement (or any amendment thereto) or effect a requested Underwritten Shelf Takedown (or, if the Partnership has filed a Shelf Registration Statement and has included Registrable Securities therein, the Partnership shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors of the General Partner determines that a postponement is in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 90 days in any 12-month period.

2.5                               Suspension of Dispositions.

(a)                                 Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Partnership of the occurrence of any event of the kind described in Section 2.1(g), Section 2.4(n) or Section 2.4(s), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the

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Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Partnership that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Partnership shall extend the period of time during which the Partnership is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice. If so directed by the Partnership, such Holder will deliver to the Partnership all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Partnership shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.  Any Underwritten Shelf Takedown which is suspended because of a Suspension Notice shall not be deemed to be a Demand Request for purposes of Section 2.1(c) unless and until a suspension pursuant to this Section 2.5 is concluded and such Underwritten Shelf Offering is completed.

(b)                                 If (i) any of the Holders shall be prohibited from selling their Registrable Securities under a Shelf Registration Statement or other registration statement contemplated by this Agreement as a result of a suspension pursuant to the immediately preceding paragraph in excess of the periods permitted therein or (ii) a Shelf Registration Statement or other registration statement contemplated by this Agreement is filed and declared effective but, during the period from which such Shelf Registration Statement is first declared or becomes effective until all Registrable Securities cease to be Registrable Securities, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 10 Business Days by a post-effective amendment thereto, a supplement to the prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the SEC, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, the Partnership shall pay each such Holder an amount equal to the Liquidated Damages, following the earlier of (x) the date on which the suspension period exceeded the permitted period and (y) the 11th Business Day after such Shelf Registration Statement or other registration statement contemplated by this Agreement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty (for purposes of calculating Liquidated Damages, the date in (x) or (y) above shall be deemed the First Target Effective Date or, with respect to Apollo, the Target Apollo Effective Date, as used in the definition of Liquidated Damages). For purposes of this paragraph, a suspension shall be deemed lifted with respect to each such Holder on the date that notice that the suspension has been terminated is delivered to such Holder. Liquidated Damages shall cease to accrue pursuant to this paragraph upon the earlier of (i) a suspension being deemed lifted and (ii) when such Holder no longer holds Registrable Securities included in such Shelf Registration Statement.

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2.6                               Registration Expenses. All Registration Expenses shall be borne by the Partnership. In addition, for the avoidance of doubt, the Partnership shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

2.7                               Indemnification.

(a)                                 The Partnership agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.7(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus, any Written Testing-the-Waters Communication, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Partnership in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 2.7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)                                 In connection with any Registration Statement in which a Holder that is a seller of Registrable Securities is participating, each such Holder will furnish to the Partnership such information and affidavits as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus or any Written Testing-the —Waters Communication and, to the fullest extent permitted by law, each such seller will indemnify the Partnership and its directors and officers and each Person who

18

controls the Partnership (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.7(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing specifically for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities sold by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the applicable sale of Registrable Securities.

(c)                                  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which shall be chosen by the Holders of a majority of Registrable Securities so indemnified) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

(d)                                 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.7(a) or Section 2.7(b) are unavailable to or

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insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.7(d).The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.7(c), defending any such action or claim. Notwithstanding the provisions of this Section 2.7(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.7(a) and Section 2.7(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.7(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.7(b).

(e)                                  No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution

20

may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.

(f)            The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

2.8          Transfer of Registration Rights. The registration rights of a Holder under this Agreement with respect to any Registrable Securities may be transferred or assigned to any purchaser or transferee of Registrable Securities; provided, however, that (i) such Holder shall give the Partnership written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Partnership, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent set forth under applicable law.

2.9          Current Public Information. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership to the public without registration, the Partnership covenants that it will (i) for as long as the Common Units are registered pursuant to Section 12(b), Section 12(g) or Section 15(d) of the Exchange Act, use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder, (ii) if it is not required to file such reports, make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (iii) take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC.

2.10        Partnership Obligations Regarding Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder of Registrable Securities to sell securities of the Partnership to the public without registration, the Partnership shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Partnership, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and

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(iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions (other than as may apply pursuant to Section 2.3) with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Partnership, in form and substance reasonably satisfactory to the Partnership, representation letters regarding such Holder’s compliance with Rule 144 or Rule 144A, as may be applicable.

2.11        No Conflict of Rights. The Partnership represents and warrants that except for the Existing Registration Rights Agreement, it has not granted, and is not subject to, any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby. The Partnership shall not, prior to the termination of this Agreement, grant any registration rights that are superior to, inconsistent with or that in any way violate or subordinate the rights granted to the Holders hereby.

2.12        Free Writing Prospectuses. The Partnership shall not permit any officer, director, underwriter, broker or any other person acting on behalf of the Partnership to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with any registration statement covering Registrable Securities, without the prior written consent of each participating Holder and any underwriter. No Holder shall, or permit any officer, manager, underwriter, broker or any other person acting on behalf of such Holder to use any free-writing prospectus in connection with any registration statement covering Registrable Securities, without the prior written consent of the Partnership.

2.13        Election Amendment. If, in the opinion of the Required Holders (including Apollo), an amendment to this Agreement is necessary to provide the Holders with the same registration rights with respect to Registrable Securities as contemplated under this Agreement, the Partnership and the Holders shall prepare and deliver, simultaneously with the effective date of the Election, the Election Amendment to reflect the final structure of the Election and any related amendment to the Partnership’s agreement of limited partnership. If applicable in connection with the Election, the Election Amendment shall provide for the registration, on the same terms and conditions of the Agreement, of any securities the Registrable Securities will be convertible into as a result of the Election.

2.14        Section 2(a)(11) Underwriter. The Partnership will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Shelf Registration Statement without such Holder’s consent. If the staff of the SEC requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Shelf Registration Statement, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence (including receipt of comfort letters and opinions of counsel) with respect to the Partnership at the time such Holder’s consent is sought.

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ARTICLE III

TERMINATION

3.1          Termination. The provisions of this Agreement shall terminate and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding.

ARTICLE IV

MISCELLANEOUS

4.1          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand, by facsimile transmission or electronic mail transmission, or by certified or registered mail, postage prepaid and return receipt requested. Notices shall be deemed to have been given upon delivery, if delivered by hand, three days after mailing, if mailed, and upon receipt of an appropriate electronic confirmation, if delivered by facsimile or electronic mail transmission. Notices shall be delivered to the parties at the addresses set forth below:

If to the Partnership:

Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: [•]
Facsimile: [•]
Attention: [•]

With copies to (which shall not constitute notice):	Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Email: jason.rocha@bakerbotts.com and joshua.davidson@bakerbotts.com
Facsimile: 713.229.2858
Attention: Jason A. Rocha and Josh Davidson

If to any Holder, at its address listed on the signature pages hereof.

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.

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4.2          Choice of Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.

(b)           All actions and proceedings for the enforcement of or based on, arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Harris County, Texas, and each of the parties hereto hereby (i) irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) agrees that it shall not bring any such action in any court other than the above-specified courts, and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the Partnership or Holder, as the case may be, is to receive notice in accordance with Section 4.1. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

4.3          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 2.7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 2.7.

4.4          Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Partnership, each Holder and their respective successors and assigns. The Partnership shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Partnership shall not be the surviving entity unless the surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Partnership under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to include the common equity interests or other securities, if any, which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided that, to the extent the Holders receive securities that are by their terms convertible into common equity interests of the issuer thereof, then any such common equity interests as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Securities.”

4.5          Counterparts. This Agreement may be executed by the parties in separate counterparts (including by means of executed counterparts delivered via facsimile or other

24

electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.6          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.7          No Waivers; Amendments.

(a)           No failure or delay on the part of the Partnership or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Partnership or any Holder at law or in equity or otherwise.

(b)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Partnership and the Required Holders (including Apollo).

4.8          Entire Agreement. This Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement between the Holders and the Partnership with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.9          Remedies; Specific Performance.

(a)           Each Holder shall have all rights and remedies reserved for such Holder pursuant to this Agreement and all rights and remedies which such Holder has been granted at any time under any other agreement or contract and all of the rights which such Holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b)           The parties hereto recognize and agree that money damages may be insufficient to compensate the Holders of any Registrable Securities for breaches by the Partnership of the terms hereof and, consequently, that the equitable remedies of injunctive relief and of specific performance of the terms hereof will be available in the event of any such breach, without the necessity of posting bonds or other security. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.10        Negotiated Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[HOLDER]

By:
Name:
Title:

Address: [•]

[•]
[•]
Email: [•]
Facsimile: [•]
Attention: [•]

Copy to: [•]

Kirkland & Ellis LLP
609 Main Street, Suite 4500
Houston, TX 77002
Email: [•]
Facsimile: [•]
Attention: [•]

[Signature Page to Registration Rights Agreement]

Exhibit G

TRANSITION SERVICES AGREEMENT

by and between

HAYMAKER SERVICES, LLC

AND

KIMBELL ROYALTY PARTNERS, LP

[•], 2018

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of [•], 2018 (the “Effective Date”), is by and between Haymaker Services, LLC, a Delaware limited liability company (the “Service Provider”), and Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.

WHEREAS, in order to ensure an orderly transition of the businesses of the Acquired Operating Companies (as defined below) to Buyer and as a condition to consummating the transactions contemplated by the Purchase Agreements (as defined below), Buyer and Service Provider have agreed to enter into this Agreement, pursuant to which Service Provider shall provide, or cause its Affiliates (as defined below) to provide, Buyer and the Acquired Companies with certain administrative and accounting services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreements. The following terms, when used in this Agreement, shall have the following meanings assigned to them:

“Accounting Referee” is defined in Section 3.5.

“Acquired Operating Companies” means Haymaker Properties, LP, a Delaware limited partnership, Haymaker Holding Company, LLC, a Delaware limited liability company, and Haymaker Greenfield, LLC, a Delaware limited liability company.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the Preamble.

“Buyer” is defined in the Preamble.

“Confidential Information” means information regarded by the disclosing Party as proprietary or confidential, including, information relating to its business affairs, financial

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information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential; provided, that “Confidential Information” shall not include information that (i) becomes generally known to and available for use by the public other than as a result of the receiving Party’s (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) acts or omissions, (ii) is already demonstrably known to the receiving Party and is not subject to a legal, contractual or fiduciary obligation of confidentiality, including the obligation set forth in Section 6.10 of the Purchase Agreements, (iii) is acquired independently on a non-confidential basis from a third party other than the disclosing Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’), (iv) has been independently developed by the receiving Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) without violation of this Agreement or the use of Confidential Information, or (v) is required to be disclosed pursuant to applicable Law or a court order or decree (in which case, to the extent permitted by Law, the receiving Party shall use commercially reasonable efforts to give prior written notice to the disclosing Party of such disclosure such that the disclosing Party may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement).

“Effective Date” is defined in the Preamble.

“End Date” is defined in Section 5.1.

“Fees” is defined in Section 3.3.

“Force Majeure Events” is defined in Section 7.11.

“Governmental Authority” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.

“Invoice” is defined in Section 3.3.

“Law” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Authority, statutory body or self-regulatory authority (including a national stock exchange).

“Losses” means all costs, expenses (including reasonable attorneys’, experts and consultants’ fees and expenses, court costs, and other costs of suit and reasonable costs of investigation, sampling and defense), demands, damages, suits, judgments, orders, fines, penalties, liabilities, causes of action, claims and other losses, including in connection with seeking indemnification, whether joint or several.

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“Notice” is defined in Section 7.3.

“Party” and “Parties” are defined in the Preamble.

“Person” means any individual, firm, partnership, joint venture, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity.

“Purchase Agreements” means, collectively (i) that certain Securities Purchase Agreement between Buyer and Haymaker Minerals & Royalties, LLC, a Delaware limited liability company, dated as of May 28, 2018, and (ii) that certain Securities Purchase Agreement between Buyer and Haymaker Resources, LP, a Delaware limited partnership, dated as of May 28, 2018.

“Service Coordinator” is defined in Section 2.4.

“Service Provider” is defined in the Preamble.

“Service Provider Indemnified Parties” is defined in Section 4.1(a).

“Serviced Properties” means those properties owned by the Acquired Operating Companies as of the Effective Date.

“Services” is defined in Section 2.1.

“Services Fee” and “Services Fees” are defined in Section 3.1(a).

“Services Term” is defined in Section 2.6.

“Signing Fee” is defined in Section 3.1(b).

“Standard of Care” is defined in Section 2.3(a).

“Third Party” means any Person or Persons, other than any Party and its Affiliates.

“Third Party Expenses” is defined in Section 3.2.

ARTICLE II

SERVICES

2.1.                            Services. Subject to the terms and conditions of this Agreement, in exchange for the Services Fees, Buyer hereby engages Service Provider, acting directly or through its Affiliates and their respective employees, agents, consultants, contractors or Third Parties, to provide or cause to be provided, solely with respect to the Serviced Properties, the services set forth on Schedule A (the “Full Term Services”) and Schedule B (the “Short Term Services” and, together with the Full Term Services, the “Services”) in accordance with the terms of this Agreement, and Service Provider hereby accepts such engagement and agrees to perform or cause to be performed the Services consistent with the terms and conditions of this Agreement. For avoidance of doubt,

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nothing herein shall require Service Provider to perform any services or operations of any kind other than as set forth herein.

2.2.                            Scope of Services.

(a)                                 Except as expressly provided in Schedule A or Schedule B, (i) Service Provider shall have no authority with respect to the Serviced Properties and (ii) Service Provider shall be required to provide the Services only with respect to the Serviced Properties. Except as expressly provided in Schedule A or Schedule B and subject to Section 2.3, in providing, or causing to be provided, the Services, in no event shall Service Provider be obligated to do any of the following: (A) maintain the employment of any specific employee or hire additional employees; (B) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (C) make modifications to its existing systems or software; or (D) pay any costs related to the transfer or conversion of data of Buyer; provided, however, that unless Service Provider can reasonably continue to maintain the Standard of Care, if any employees that are engaged in the provision of Services cease working for Service Provider or are reassigned to other work by Service Provider, Service Provider shall take commercially reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that Service Provider shall use commercially reasonable efforts to make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software owned by or otherwise in the control of the Service Provider and used in providing the Services in working order. Service Provider shall not be required to perform Services hereunder, and shall be excused from any non-performance of such Services, that conflict with any applicable Law, contract, permit, lease, order, security instrument or policy of Service Provider or to which Service Provider is subject relating to business conduct and ethical practices.

(b)                                 Buyer acknowledges and agrees, on its behalf and on behalf of the Acquired Operating Companies, that Service Provider and those providing such Services on its behalf have, and will have, responsibilities with respect to the other businesses of Service Provider and its Affiliates and may not be dedicated full time to providing the Services.

(c)                                  At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, Third Parties and consultants) shall be construed as being independent from Buyer, and such Persons shall not be considered or deemed to be an employee of Buyer or any of its Affiliates nor entitled to any employee benefits of Buyer or any of its Affiliates as a result of this Agreement.

2.3.                            Standard of Care.

(a)                                 Service Provider shall use its reasonable best efforts to ensure that the Services to be provided hereunder (including any Services provided by a Third Party) shall be performed with the degree of care, diligence and skill as a reasonably prudent Person involved in the acquisition, development and management of mineral and royalty interests in oil and natural gas properties comparable to those of the Serviced Properties would exercise (the “Standard of Care”).

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(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, Service Provider does not represent or warrant the outcome or result with respect to the Services, except as expressly set forth herein.

(c)                                  BUYER ACKNOWLEDGES THAT SERVICE PROVIDER IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT SERVICE PROVIDER IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO BUYER FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AGREEMENTS. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

2.4.                            Service Coordinator. Buyer and Service Provider shall nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be [•] for Buyer and [•] for Service Provider (or their designated delegates). Unless Service Provider and Buyer otherwise agree in writing, Service Provider and Buyer agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be delivered to the Service Coordinators in accordance with Section 7.3 hereof. The Service Coordinators shall use their commercially reasonable efforts to meet as expeditiously as possible to resolve any dispute hereunder.

2.5.                            Cooperation. The Parties shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder. During the term of this Agreement and for so long as any Services are being provided with respect to the Serviced Properties by Service Provider, Service Provider and Buyer shall provide the other Party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to it and its employees, representatives, facilities and books and records to the extent reasonably necessary in order to perform the Services. Buyer hereby acknowledges that the cooperation of Buyer and the Acquired Operating Companies is essential to Service Provider’s provision of the Services hereunder and agrees that, to the extent that Service Provider’s failure to perform the Services in accordance with the terms of this Agreement, including the Standard of Care, is caused by the failure of Buyer and the Acquired Operating Companies to cooperate in provision of the Services, such failure shall be deemed waived by Buyer.

2.6.                            Remittance of Amounts Collected. To the extent Service Provider shall have charge or possession of any of Buyer’s assets in connection with the provision of the Services pursuant to this Agreement, Service Provider shall (a) hold such assets in the name and for the benefit of Buyer (or its designated Affiliates) and (b) separately maintain, and not commingle, such assets with any assets of Service Provider, Sellers or any other Person. Within [•] Business Days of the Effective Date, Service Provider shall use its reasonable best efforts to transfer access and title to all lockbox accounts and other bank or deposit accounts used in connection with the Serviced Properties to Buyer, such that Buyer has exclusive control over and access to all such accounts; provided, that to the extent that Wells Fargo Bank, National Association does not permit the transfer of access or

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title of such accounts, Service Provider shall use its reasonable best efforts to work with Wells Fargo Bank, National Association to attempt to find a solution. For the avoidance of doubt, the accounts described in the preceding sentence shall include, but shall not be limited to, the accounts described on Schedule C to this Agreement.

2.7.                            Termination of Services. The obligations of Service Provider under this Agreement to provide (a) the Full Term Services shall terminate on the End Date and (b) the Short Term Services shall terminate on the date that is ninety (90) days after the Effective Date (each of (a) and (b), a “Services Term”).

ARTICLE III

FEES AND EXPENSES

3.1.                            Services Fees; Signing Fee.

(a)                                 During the applicable Services Term, Buyer shall pay to Service Provider a monthly fee with respect to each Service equal to the amount set forth next to such Service on Schedule A and Schedule B (each such fee, a “Services Fee” and, collectively, the “Services Fees”). Buyer shall remit payment to Service Provider for the applicable Services Fees for such month within five (5) days of the beginning of each month; provided, however, that if the Effective Date is other than the first day of a calendar month, then the applicable Services Fees for such month shall be remitted to Service Provider within five (5) days of the Effective Date. If the Effective Date is other than the first day of a calendar month, or if the term of this Agreement ends on any day other than the last day of a calendar month, the amount of the Services Fees that Buyer shall owe for any such month shall be prorated on a daily basis

(b)                                 Within ten (10) days of the Effective Date, Buyer shall remit a one-time payment of $600,000 to Service Provider (the “Signing Fee”) to be used by Service Provider in the retention of employees, consultants and contractors engaged by Service Provider in the provision of the Services.

3.2.                            Third Party Fees. Buyer shall reimburse Service Provider for documented out-of-pocket costs and expenses reasonably incurred by Service Provider and paid to any Third Party solely as a result of providing the Services hereunder (and not otherwise reimbursed to Service Provider, including under the Services Fees) (the “Third Party Expenses”); provided, however, that Service Provider shall not incur Third Party Expenses in excess of $25,000 during any month without the prior written consent of Buyer, and Buyer shall have no obligation to reimburse Service Provider for any such Third Party Expenses for which Buyer did not provide its prior written consent.

3.3.                            Invoicing for Third Party Fees. As soon as reasonably practicable after the end of each month, Service Provider shall provide Buyer with an invoice (each, an “Invoice”) for the preceding month reflecting (a) the Third Party Expenses incurred during such month and (b) the amount due for Taxes pursuant to Section 3.7 (collectively, the “Fees”). Buyer shall remit to Service Provider the Fees billed to it within fifteen (15) days of receipt of the applicable Invoice. By way of example, the first such Fees shall be due and payable on or before the fifteenth (15th) day after the first Invoice is received by Buyer and (ii) the last Invoice shall be due and payable

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on or before the fifteenth (15th) day after the last Invoice is received by Buyer. Each Invoice shall be directed to Buyer’s Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The Invoice shall set forth the Fees due in reasonable detail for the period covered by such Invoice. Upon written request, Service Provider shall promptly provide to Buyer reasonable support documentation to permit Buyer to verify the accuracy of an Invoice.

3.4.                            Objection. Except to the extent such expense or cost was previously approved by Buyer in writing (including via email), Buyer may object to any expense or cost included on an Invoice, including on the ground that the same was not a reasonable or appropriate cost incurred by Service Provider in connection with the Services; provided that such objection is made in writing to Service Provider within fifteen (15) days following the date of Buyer’s receipt of the disputed Invoice.

3.5.                            Dispute Resolution. In the event of an invoicing or payment dispute not otherwise resolved between the Service Coordinators, Buyer shall promptly notify Service Provider in writing of such disputed item and the reasons for the dispute. The Parties shall, during the fifteen (15) days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee’s determination of the appropriate resolution of the disputed items or amounts. Such determination shall be final and binding upon the Parties absent manifest error. The cost of such review and report shall be borne equally by each Party involved in the dispute.

3.6.                            Error Correction. Each Party shall make adjustments to charges as required to reflect the discovery of undisputed errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within three (3) months after the date of payment of the applicable Services Fees or the related Invoice, as applicable.

3.7.                            Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Service Provider), or any increase therein, now or hereafter imposed directly or indirectly by Law, which Service Provider is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Buyer as an explicit surcharge and shall be paid by Buyer in addition to any payment to cover expenses and costs related to the Services provided. If Buyer submits to Service Provider a timely and valid resale or other exemption certificate reasonably acceptable to Service Provider and sufficient to support the exemption from any applicable Tax, then such Tax shall not be added to the Fees pursuant to Section 3.3, provided, however, that if Service Provider is ever required to pay such Tax, Buyer shall promptly reimburse Service Provider for such Tax, including any interest,

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penalties and attorney’s fees related thereto. The Parties shall cooperate to minimize the imposition of any Taxes.

ARTICLE IV

INDEMNIFICATION

4.1.                            Indemnification.

(a)                                 BUYER SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS SERVICE PROVIDER, ITS AFFILIATES, AND THEIR RESPECTIVE EMPLOYEES, MANAGERS, MEMBERS, PARTNERS, OFFICERS AND DIRECTORS (THE “SERVICE PROVIDER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, RELATED TO, ARISING OUT OF, OR IN CONNECTION WITH (I) ANY MATERIAL BREACH BY BUYER OF THIS AGREEMENT OR (II) THE PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OF OR LIABILITY OF BUYER OR ITS AFFILIATES (INCLUDING THE ACQUIRED OPERATING COMPANIES), ANY THIRD PARTY OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS AND ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, BUYER’S ONLY REMEDY FOR BREACH OF THIS AGREEMENT OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ANY OTHER FAULT OF SERVICE PROVIDER PURSUANT TO THIS AGREEMENT SHALL BE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 5.2.

(b)                                 Buyer will have the right to control the defense of any claim for which a Service Provider Indemnified Party has a right to indemnification hereunder and shall reimburse each Service Provider Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses of one counsel for all such Service Provider Indemnified Parties (and any required local counsel, each to be selected by Service Provider) and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which such Service Provider Indemnified Party would be entitled to indemnification under the terms of the previous sentence, whether or not such Service Provider Indemnified Party is a party thereto; provided that the payment of such costs and expenses shall be made only upon delivery to Buyer of a written affirmation by such Service Provider Indemnified Party of such Person’s good faith belief that such Person has met the requirements necessary for indemnification under Section 4.1(a) and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Service Provider Indemnified Party is not entitled to be indemnified under Section 4.1(a). Buyer agrees that it will not, without the prior written consent of the applicable Service Provider Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding subject to indemnification pursuant to Section 4.1(a) (and to which such Service Provider Indemnified Party is a party) unless such settlement, compromise or consent includes an unconditional release of such Service Provider Indemnified Party from all liability arising out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of such Service Provider Indemnified Party.

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(c)                                  The rights of indemnification hereunder will be in addition to any other rights and remedies any Person may have under any other agreement or instrument to which such Person is or becomes a party or is, or otherwise becomes, a beneficiary, or under any applicable Law.

(d)                                 THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST BUYER IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE SERVICE PROVIDER INDEMNIFIED PARTIES.

ARTICLE V

TERM AND TERMINATION

5.1.                            Term. The term of this Agreement shall commence on the Effective Date and end on December 31, 2018 (the “End Date”).

5.2.                            Termination. This Agreement shall terminate on the End Date unless terminated by one or more of the Parties pursuant to any of the following:

(a)                                 termination by mutual written agreement of the Parties;

(b)                                 termination by Service Provider (i) after twenty (20) Business Days following Notice by Service Provider that Buyer is in breach of the reimbursement or payment obligations set forth in this Agreement if such breach involves a good faith dispute between the Parties or (ii) immediately following Notice by Service Provider that Buyer is in breach of the reimbursement or payment obligations set forth in this Agreement if such breach does not involve a good faith dispute between the Parties;

(c)                                  termination by Service Provider if Buyer is in material breach of the terms of this Agreement (other than as set forth in clause (b) above) to the extent such breach (i) does not involve a good faith dispute between the Parties and (ii) has not been cured by Buyer within thirty (30) Business Days after Notice thereof by Service Provider;

(d)                                 termination by Buyer upon the occurrence of any gross negligence or willful misconduct of Service Provider in performing the Services resulting in material harm to Buyer, following fifteen (15) Business Days’ Notice from Buyer to Service Provider;

(e)                                  termination by Buyer if Service Provider is in material breach of the terms of this Agreement and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured within thirty (30) Business Days after Notice thereof or such longer period as is reasonably required to cure such breach, provided that Service Provider commences to cure such breach within such 30-Business Day period and uses its commercially reasonable efforts to cure such breach; or

(f)                                   termination by either Party if the other Party: (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the

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subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (D) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in subclauses (A) through (D) of this clause (v); (F) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties; or (G) is liquidated and dissolved.

5.3.         Effect of Termination. Upon any termination of this Agreement under this Article V, all rights and obligations under this Agreement shall cease except for all rights and obligations under Article IV, Article VII or that are expressly stated to survive or extend beyond a termination of this Agreement. Service Provider shall, within ninety (90) days after discontinuation or termination, to the extent reasonably practicable, deliver to Buyer all books and records in its possession arising under or relating to the Services, including copies of all books, records, contracts, receipts for deposits and all other papers or documents in its possession that pertain solely to the provision of such Services and the business of Buyer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1.         Representations and Warranties of Service Provider. Service Provider represents and warrants that as of the Effective Date:

(a)           It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)           This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)           The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

6.2.         Representations and Warranties of Buyer. Buyer represents and warrants that as of the Effective Date:

(a)           It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)           This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i)

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applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)           The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

ARTICLE VII
OTHER PROVISIONS

7.1.         Assignment and Binding Effect. Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon the Parties and their successors and assigns.

7.2.         Amendments. This Agreement may be amended only in a writing signed by Buyer and Service Provider.

7.3.         Notices. All notices, offers, acceptances, consents, requests, demands, instructions, and other communications hereunder (“Notice”) shall be in writing and shall be sufficient if delivered personally, electronic mail, commercial courier, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the Parties at the addresses set forth below, or at such other addresses as a Party may designate to the other Party in writing. All Notices shall be effective when actually received by the Party being notified, provided that, if by email, then notices shall be effective upon the earlier of (i) an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) and (ii) two (2) Business Days after the time it was sent.

To the Buyer:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: matt@kimbellrp.com

Attention: Matthew S. Daly

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and

joshua.davidson@bakerbotts.com

Attention: Jason A. Rocha and Josh Davidson

To the Service Provider:

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Haymaker Services, LLC

4601 Washington Avenue, Suite 220

Houston, Texas 77007

Attention: Vasilis M. Mouratoff

Electronic mail: vm@haymakerllc.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Email: john.pitts@kirkland.com and david.castro@kirkland.com

Attention: John D. Pitts, P.C. and David M. Castro, Jr., P.C.

7.4.         Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

7.5.         Waivers. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent, or other, breach by any Party.

7.6.         Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

7.7.         Applicable Law. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.8.         Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process; Limitation of Liability. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURTS, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH

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PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

7.9.         Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HERETO HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY HERETO WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS

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LEGAL COUNSEL, AND THAT EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.10.       Relationship of Parties. In the performance of its services hereunder, Service Provider shall act as an independent contractor for Buyer. The Parties do not intend to create, nor shall this Agreement be construed as creating, a partnership or association that might render the Parties liable as partners. Service Provider shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax and other similar payments, if any, relating to Service Provider’s and its Affiliates’ businesses and employees, and Buyer shall not be responsible for any such amounts.

7.11.       Force Majeure. To the extent either Party is prevented from or delayed in performing any of its obligations, other than any obligations to make payments, under this Agreement due to any act of God, fire, lightning, landslide, earthquake, flood, or other adverse weather condition; strike, lockout, or other industrial disturbance in respect of Service Provider’s employees; war, act of terrorism, military operation, or national emergency; explosions, breakage or destruction of, or accident or damage to, machinery, equipment, facilities, and the repair, maintenance, improvement, or replacement of equipment, facilities; and acts of any Governmental Authority or any similar material disruptive events outside the reasonable control of such Party (collectively, “Force Majeure Events”), if such affected Party gives notice and details of the Force Majeure Event to the other Party promptly, then the affected Party will be excused from the performance with respect to any such obligations. The affected Party shall cure any such Force Majeure Event as soon as reasonably practicable and complete, as soon as reasonably practicable, performance of its obligations under this Agreement.

7.12.       Construction of Agreement. In construing this Agreement:

(i)            no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(ii)           no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(iii)          examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iv)          the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

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(v)           a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi)          the plural shall be deemed to include the singular, and vice versa;

(vii)         each gender shall be deemed to include the other genders; and

(viii)        each exhibit, schedule or annex to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

7.13.       Third Party Beneficiaries. Except for the rights to indemnification set forth in Section 4.1, this Agreement is solely for the benefit of the Parties and does not confer on any third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

7.14.       Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

7.15.       No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Affiliates of any Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

7.16.       Confidential Information.

(a)           Service Provider shall hold in strict confidence any Confidential Information it receives from Buyer or on its behalf and may not disclose any Confidential Information to any Person, and Buyer shall hold in strict confidence any Confidential Information it receives from Service Provider or on its behalf and may not disclose any Confidential Information to any Person, except in each case for disclosures (a) to comply with applicable Laws, (b) to such Party’s Affiliates, officers, directors, employees, consultants, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions substantially similar to the provisions of this Section 7.16, (c) by Service Provider (and its Affiliates’ and any of their respective officers’, directors’ or employees’), on a confidential basis, regarding the underlying investment with respect to the Acquired Operating Companies and the acquisition or disposition of the Acquired Operating Companies in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners, or (d) to such Party’s existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party’s own purposes), provided, however, that such Party shall be responsible for such Person’s use and disclosure of any such

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information. Notwithstanding anything to the contrary, nothing shall prevent Service Provider (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses.

(b)           Upon termination of this Agreement for any reason, Service Provider shall, and shall cause its respective employees and representatives to, at Service Provider’s election in its sole discretion, (i) promptly return to Buyer all Confidential Information, including all copies thereof, in its possession or control or (ii) destroy or purge its own system and files of any such Confidential Information (to the extent practicable); provided, however, that Service Provider may retain copies of such Confidential Information to the extent necessary to comply with its record retention policies with such retained copies remaining subject to the restrictions on Confidential Information contained herein for the duration of such retention.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
Its:	General Partner

By:
Name:
Title:

Signature Page to Transition Services Agreement

SERVICE PROVIDER:

HAYMAKER SERVICES, LLC

By:
Name:
Title:

Signature Page to Transition Services Agreement

SCHEDULE A

Full Term Services & Services Fees

Services Fee: $175,000 per month.

Full Term Services:

Revenue Management Team Support

1.              Provide a list of all wells, including the well name, purchaser well number, accounting well number, state, county, reservoir and accounting cost center.  Update this list monthly.

2.              Provide a list of all current purchasers and owner numbers. Provide a monthly list of any new purchasers with owner numbers.  Indicate which purchasers are subject to summary bookings versus line-by-line booking.

3.              Create (scanned PDFs) or provide digital copies of check stub detail for all checks received containing revenue of the Serviced Properties.

4.              Provide Buyer check stub line-by-line detail revenue that is identifiable by well and production date. This detail should include the following:

a.              Gross and net volumes

b.              Gross and net value

c.               Severance taxes

d.              Other deductions

e.               Net revenue

5.              Reconcile the net of all checks processed in the accounting sub-ledger to the total of corresponding month’s bank deposits.

6.              All revenue entry for a calendar month’s deposits shall be completed within 40 days after the end of a calendar month.

7.              Assistance and cooperation with transitioning check processing on a gradual basis to OGBS.

8.              Provide digital copies of division orders and all other land related documents, and support to familiarize Buyer with the sources and organization of the underlying files.

SCHEDULE B

Short Term Services & Services Fees

Services Fee: $250,000 per month.

Short Term Services:

1.              Accounting Reserve and Executive team support of transition post-Closing.

2.              Accounting, Reserve and Executive team support of Q2 2018 financial statements.

3.              Assistance and support related to pro forma financials.

4.              Assistance with tax matters in connection with Buyer’s election to be taxed as a C-corporation, as needed.

SCHEDULE C

Accounts

1.              Haymaker Properties — Wells Fargo:

a.              Primary account — 4128995792 (lockbox)

b.              Petty account — 4357683358

2.              Haymaker Greenfield — Wells Fargo:

a.              Primary account — 4080007867 (checks are mailed to the office)

3.              Haymaker Holding Company — Wells Fargo:

a.              Primary account — 4813997111 (lockbox)

b.              Petty account — 4122576374

4.              Haymaker Minerals & Royalties — Texas Capital Bank:

a.              Primary account — 1111075816 (checks are mailed to the office)

b.              Petty account — 1111084024

Exhibit J

VOTING AGREEMENT

among

[•]

[•]

and

KIMBELL ROYALTY PARTNERS, LP

Dated as of [•], 2018

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of [•], 2018 (the “Effective Date”), is among Kimbell Royalty Partners, LP, a Delaware limited partnership (“Buyer”), [•], a [•] (“[•]”), and [•], a [•] (“[•]” and, together with [•], “Seller Holders”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement (as defined below), Buyer and Seller Holders have agreed to enter into this Agreement to establish certain provisions with respect to the Covered Units (as defined below), including the Common Units (as defined in the Purchase Agreement) of Buyer acquired pursuant to the Purchase Agreement.

WHEREAS, as of the date hereof and pursuant to the Purchase Agreement, each Seller Holder is the beneficial owner of, and is entitled to dispose of and vote, the number of Common Units set forth opposite such Seller Holder’s name set forth on Schedule 1 (such Common Units with respect to each such Seller Holder, together with any additional Common Units in which such Seller Holder acquires beneficial ownership after the date hereof, the “Covered Units”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreement. The following terms, when used in this Agreement, shall have the following meanings assigned to them:

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“beneficially own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by

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conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“beneficial ownership” has a correlative meaning to beneficially own.

“Confidentiality Agreement” has the meaning assigned to such term in the Purchase Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Purchase Agreement” means that certain Securities Purchase Agreement between Buyer, [Haymaker Minerals & Royalties, LLC, a Delaware limited liability company // Haymaker Resources, LP, a Delaware limited partnership], and (solely for the purpose of Section 6.20) Haymaker Services, LLC, a Delaware limited liability company, dated as of May 28, 2018.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

ARTICLE II
LOCK-UP; VOTING

Section 2.1                                   Lock-Up of Common Units. During the period prior to the date that is one hundred eighty (180) days after the Effective Date (excluding the Effective Date for purposes of calculating such date) (such date, the “Termination Date” and such period, the “Lock-Up Period”), the Seller Holders will not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Common Units, whether any such transaction is to be settled by delivery of Common Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 2.1 shall restrict the Seller Holders from utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed of on or after expiration of the Lock-Up Period. Further, nothing in this Section 2.1 shall prohibit or limit the ability of any Seller Holder to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to any such Person’s limited partners, members or stockholders as part of a distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the forgoing clauses (a) through (c), so long as (i) such transfer does not occur prior to the consummation of the Election and (ii) the transferee agrees in writing to be bound by all the terms of this Section 2.1, (d) pursuant to a bona fide third party tender offer,

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merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

Section 2.2                                    Voting of Covered Units.  Provided that Buyer has complied with its covenants in Section 6.17(a) of the Purchase Agreement, during the period prior to the Termination Date, the Seller Holders irrevocably and unconditionally agree that at any meeting of unitholders of Buyer (whether annual or special and whether or not such meeting is adjourned or postponed), however called, including any adjournment or postponement thereof, or in connection with any written authorization or consent of unitholders of Buyer, each Seller Holder shall, and shall cause any holder of record of any Common Units beneficially owned by such Seller Holder, to:

(a)                                 when a meeting is held, appear at such meeting or otherwise cause such Covered Units to be counted as present thereat for the purpose of establishing a quorum, and, when a record date is set for an action by written consent, respond to each request by Buyer for written consent, if any; and

(b)                                 vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted within the time period requested by Buyer with respect to), all such Covered Units beneficially owned by such Seller Holder; as of the record date for the unitholder meeting or action by written consent in favor of:

(i)                                     the Election; and

(ii)                                  the proposal by Buyer to reflect any revisions as may be necessary or appropriate to reflect the Election and to amend the LTIP to proportionately increase the number of Common Units eligible for issuance under the LTIP after taking into account the Additional Common Units; provided, however, that Seller Holders shall not be required to, and shall not be required to cause any holder of record of any Common Units beneficially owned by Seller Holders, to vote (or consent) to such action if the aggregate Additional Common Units exceed 20,000,000 Common Units or the aggregate number of Common Units eligible for issuance under the LTIP exceeds twelve and a half percent (12.5%) of the sum of (A) the aggregate Common Units of Buyer outstanding at such time (which shall include the number of Common Units issued under the Purchase Agreement and the [HM Purchase Agreement // HR Purchase Agreement] and issuable upon conversion of any Series A Preferred Units of Buyer that are issued on the Closing Date pursuant to the Preferred Equity Purchase Agreement assuming such Series A Preferred Units converted on the Closing Date (which amount for this purpose shall not exceed 5,945,946 Common Units), but without regard to any Common Units that were issued under the LTIP) and (B) the aggregate number of Common Units eligible for issuance under the LTIP.

(c)                                  Notwithstanding anything to the contrary contained herein, the Seller Holders are entering into this Agreement solely in their capacity as beneficial owners of the Covered Units, and nothing herein is intended to or shall limit, affect or restrict any manager, general partner, director or officer of Seller Holders (including any appointee or representative of the Seller Holders) to the extent acting solely either in his or her capacity as a manager, general partner, director or officer of any member of Seller Holders (including voting on matters put to

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any board of directors, board of managers, general partner or any committee thereof, influencing officers, employees, agents, management or the other directors of Seller Holders and taking any action or making any statement at any meeting of such board of directors, board of managers, general partner or any committee thereof) or in the exercise of his or her fiduciary duties as a manager, general partner, director or officer of the Seller Holders.

(d)                                 Each Seller Holder covenants and agrees that it: (i) has not entered into, and will not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units that is inconsistent with its obligations under this Agreement, (ii) has not granted, and will not grant at any time prior to the Termination Date, a proxy, consent or power of attorney with respect to the Covered Units that is inconsistent with its obligations under this Agreement and (iii) has not entered into, and will not enter into, any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                   Representations and Warranties of Seller Holders.  Each Seller Holder, severally and not jointly, hereby represents and warrants to Buyer that as of the Effective Date:

(a)                                 It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity;

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected; and

(d)                                 With respect to the matters covered by this Voting Agreement:

(i)                                     It has experience in analyzing and investing in companies similar to Buyer and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests;

(ii)                                  To the extent necessary, it has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters; and

(iii)                               It has had an opportunity to discuss the Acquired Companies’ business, management and financial affairs with the members of the Acquired Companies’

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management and has had an opportunity to ask questions of the officers and other representatives of the Acquired Companies, which questions were answered to its satisfaction.

Section 3.2                                   Representations and Warranties of Buyer. Buyer represents and warrants to each Seller Holder that as of the Effective Date:

(a)                                 It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)                                 This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)                                  The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                    Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon the earlier of (i) a reply by the intended recipient whether by email or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: [•]

Attention: [•]

With a copy to:

Baker Botts L.L.P.

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910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com and

joshua.davidson@bakerbotts.com

Attention: Jason A. Rocha and Josh Davidson

If to Seller Holders, to:

[c/o Kohlberg Kravis Roberts & Co. L.P.

600 Travis Street, Suite 7200

Houston, TX 77002

Email: [•]

Attention: [•]]

[c/o Kayne Anderson Capital Advisors

811 Main Street, 14th Floor

Houston, TX 77002

Email: [•]

Attention: [•]]

With a copy to:

[Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Email: john.pitts@kirkland.com and david.castro@kirkland.com

Attention: John D. Pitts, P.C. and David M. Castro, Jr., P.C.]

[DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, TX 77002

Email: jack.langlois@dlapiper.com

Attention: Jack Langlois]

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 4.2                                    Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 4.3                                   Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 4.4                                    Further Assurances. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be

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necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 4.5                                   Disclosure. Each Seller Holder authorizes Buyer to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement such Seller Holder’s identity and ownership of the Covered Units and the nature of such Seller Holder’s obligations under this Agreement.

Section 4.6                                   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 4.7                                   Entire Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 4.8                                   Amendments. This Agreement may be amended in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 4.9                                   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 4.10                            Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Parties shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be

8

adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 4.11                            Governing Law; Jurisdiction.

(a)                                 Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction.

(b)                                 Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 4.9(b).

(d)                                 JURY WAIVER.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

Section 4.12                            No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as the Parties in their capacities as such and, except to the extent otherwise provided herein, no Non-Recourse Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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Section 4.13                             Construction; Interpretation. The Sections and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed to refer to a section or subsection of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 4.14                             Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Buyer or any successor (including corporate successors) or assign of the Buyer (whether by merger, consolidation, reorganization, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, such equity interests, and shall be appropriately adjusted for combinations, unit or other splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 4.15                             Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.16                             No Partnership. No partnership, joint venture or joint undertaking is intended to be, or is, formed between the parties hereto or any of them by reason of this Agreement or the transactions contemplated herein.

Section 4.17                             Termination. The Buyer may, in its sole discretion, terminate this Agreement; provided that said termination shall not affect the liability of any Party for actions prior to such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
Its:	General Partner

By:
Name:
Title:

[Signature Page to Voting Agreement]

SELLER HOLDERS:

[•]

By: [•]
Its: [•]

By
Name:
Title:

[•]

By: [•]
Its: [•]

By
Name:
Title:

[Signature Page to Voting Agreement]

Schedule 1

Covered Units

[Name of Seller Holder]	[•]
[Name of Seller Holder]	[•]

[Signature Page to Voting Agreement]